As filed with the Securities and Exchange Commission on June 21, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENERAL MOTORS FINANCIAL COMPANY, INC.

(Exact name of registrant as specified in its charter)

Texas	75-2291093
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

(817) 302-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank E. Brown III, Esq.

Senior Vice President, Corporate Counsel and Secretary

General Motors Financial Company, Inc.

801 Cherry Street, Suite 3500

Fort Worth, Texas 76102

(817) 302-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

L. Steven Leshin, Esq. Lindsay H. Ferguson, Esq. Hunton & Williams LLP 1445 Ross Avenue, Suite 3700 Dallas, Texas 75202 (214) 979-3000	Richard A. Drucker, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
GM Financial Term Notes Due from Nine Months to Thirty Years from Date of Issue	(1)	(1)	(1)	(1)
Guarantees of debt securities	(2)	(2)	(2)	(2)

(1)	An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).
(2)	The subsidiaries of General Motors Financial Company, Inc. that are named as additional registrants may fully and unconditionally guarantee the debt securities of General Motors Financial Company, Inc. No separate consideration will be received for any guarantee of debt securities. Accordingly, pursuant to Rule 457(n) of the Securities Act, no separate filing fee is required. The guarantees will not be traded separately.

Table of Additional Registrants

The additional Registrant listed below is a subsidiary of General Motors Financial Company, Inc. and may guarantee the debt securities.

Exact name of registrant as specified in its charter(1)	State or other jurisdiction of incorporation or organization	I.R.S. Employer Identification Number
AmeriCredit Financial Services, Inc.	Delaware	75-2439888

(1)	The address of the guarantor is 801 Cherry Street, Suite 3500, Fort Worth, Texas 76102, and the telephone number is (817) 302-7000.

PROSPECTUS

GENERAL MOTORS FINANCIAL

COMPANY, INC.

GM Financial Term Notes Due from 9 Months to 30 Years from Date of Issue

Guarantees of Debt Securities

General Motors Financial Company, Inc. (referred to herein as “GM Financial,” “the Company,” “we,” “our,” or “us”) may offer to sell its GM Financial Term Notes (the “Notes”) from time to time. The specific terms of each series of Notes will be set prior to the time of sale and will be described in a separate pricing supplement. You should read this prospectus, including the documents incorporated by reference herein, and the applicable pricing supplement carefully before you invest.

•	The Notes will mature from nine months to thirty years from the date of issue, as specified in the applicable pricing supplement.

•	The Notes will bear interest at either a fixed or floating rate, as specified in the applicable pricing supplement. The floating interest rate formula may be based on the Treasury Rate, the Prime Rate, LIBOR or other such interest rate basis or interest rate formula as specified in the applicable pricing supplement.

•	Interest will be paid monthly, quarterly, semi-annually or annually or as otherwise specified in the applicable pricing supplement.

•	The Notes will have minimum denominations of $1,000 increased in integral multiples of $1,000, unless otherwise provided in the applicable pricing supplement.

•	The applicable pricing supplement will indicate whether the Notes are redeemable prior to the maturity date.

•	The Notes will be guaranteed by our principal United States operating subsidiary, AmeriCredit Financial Services, Inc. (“AFSI” or the “guarantor”), on a senior unsecured basis and, under certain circumstances, will be guaranteed by certain of our other subsidiaries. Our currently outstanding 4.75% Senior Notes due 2017 (the “Existing 2017 Notes”) and 6.75% Senior Notes due 2018 (the “Existing 2018 Notes”) mature on August 15, 2017 and June 1, 2018, respectively, and when, among other things, such notes are discharged, as anticipated, on or before their respective stated maturity dates, all guarantees of the Notes (including the AFSI guarantee) will be automatically and unconditionally released and discharged, and from such time, no Note that may thereafter be issued will be guaranteed by AFSI or any other subsidiaries, unless otherwise specified in the applicable pricing supplement. See “Description of Notes.”

Investing in the Notes offered by this prospectus involves risks. See “Risk Factors” beginning on page  4 of this prospectus and contained in our periodic reports filed with the Securities and Exchange Commission, as well as the other information contained or incorporated by reference in this prospectus.

The Notes will be offered through the purchasing agent and selling agents (collectively, the “Agents”) on a delayed or continuous basis. The Agents have agreed to use their reasonable efforts to solicit purchases of the Notes. We may also sell Notes directly to investors without the assistance of the Agents. No termination date for the offering of the Notes has been established.

The Agents have advised us that they intend to make a market in the Notes, but the Agents are not obligated to do so, and any market-making with respect to the Notes may be discontinued without notice at any time. Unless otherwise specified in an applicable pricing supplement, the Notes will not be listed on any securities exchange, listing authority or quotation system and there can be no assurance that the Notes offered will be sold or that there will be a secondary market for the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Purchasing Agent

Incapital LLC

Agents

BofA Merrill Lynch	Morgan Stanley	RBC Capital Markets	Wells Fargo Advisors

The date of this prospectus is June 21, 2017.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, offer or sell an indeterminate amount of Notes described in this prospectus in one or more offerings. This prospectus provides you with a general description of the Notes we may offer. Each time we sell Notes, we will provide a pricing supplement that will contain specific information about the terms of that offering. The applicable pricing supplement may also add, update or change information contained in this prospectus. Before purchasing any Notes, you should carefully read both this prospectus and the applicable pricing supplement and any free writing prospectus prepared by or on behalf of us, together with the additional documents incorporated in this prospectus by reference described under “Incorporation of Certain Documents by Reference” and the additional information described under “Where You Can Find More Information.”

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the Notes, you should refer to the registration statement, including its exhibits. Those exhibits may be filed with the registration statement or may be incorporated by reference to earlier SEC filings listed in the registration statement or in subsequent filings that we may make under the Securities Exchange Act of 1934, as amended, or Exchange Act.

Neither we nor the Agents have authorized anyone to give any information or to make any representation different from or in addition to that contained or incorporated by reference in this prospectus and the applicable pricing supplement to this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. Therefore, you should not assume that the information contained in this prospectus or any applicable pricing supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any applicable pricing supplement are delivered or securities are sold on a later date.

The distribution of this prospectus and any pricing supplement and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus or any pricing supplement comes should inform themselves about and observe such restrictions. This prospectus and any pricing supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The information in this prospectus is directed to you if you are a resident of the United States. We do not claim any responsibility to advise you if you are a resident of a country other than the United States with respect to any matters that may affect the purchase, sale, holding or receipt of payments of principal of, premium, if any, and interest, if any, on, the Notes. If you are not a resident of the United States, you should consult your own legal, tax and financial advisors with regard to these matters.

In this prospectus, unless the context indicates otherwise, the words “Company,” “GM Financial,” “we,” “us” and “our” refer to General Motors Financial Company, Inc.; “GM” refers to General Motors Company; and the “International Segment” refers to our auto finance and financial services operations conducted in Europe, Latin America and China.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” throughout this prospectus, including the documents incorporated herein by reference. Whenever you read a statement that is not simply a statement of historical fact (such as when we use words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “may,” “likely,” “should,” “estimate,” “continue,” “future” and/or other comparable expressions), you must remember that our expectations may not be correct, even though we believe they are reasonable. These forward-looking statements are subject to many assumptions, risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by us. We do not guarantee that any future transactions or events described in this prospectus will happen as described or that they will happen at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect.

All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In connection with this, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements. You should read carefully the section of this prospectus under the heading “Risk Factors.”

We assume no responsibility for updating forward-looking information contained herein or in other reports we file with the SEC, and do not update or revise any forward-looking information, except as required by federal securities laws, whether as a result of new information, future events or otherwise.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We may “incorporate by reference” in this prospectus information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information, as well as the information included in this prospectus.

We incorporate by reference the documents listed below (but excluding any portions thereof that are furnished and not filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 7, 2017;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed on April 28, 2017; and

•	our Current Reports on Form 8-K filed on January 17, 2017, March 6, 2017, April 13, 2017, May 9, 2017 and June 21, 2017.

We also incorporate by reference into this prospectus all documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus in connection with the offering made under the registration statement of which this prospectus is a part. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

You may obtain any of the documents incorporated by reference from the SEC or the SEC’s website as described below. In addition, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.

You may request free copies of any of these filings by writing or calling us at our principal offices, which are located at the following address:

General Motors Financial Company, Inc.

801 Cherry Street

Suite 3500

Fort Worth, Texas 76102

Attention: Chief Financial Officer

Telephone: (817) 302-7000

Except for the documents specifically incorporated by reference into this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and we file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis, and retrieval system known as EDGAR. You may also find additional information about us, including documents that we file with the SEC, on our website at http://www.gmfinancial.com. The information included on or linked to this website is not a part of this prospectus.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the securities being sold by this prospectus and the applicable pricing supplement. The registration statement and its exhibits may be inspected at the public reference facilities of the SEC at the address set forth above.

In addition, this prospectus contains summaries and other information that we believe are accurate as of the date hereof with respect to specific terms of specific documents, but we refer to the actual documents (copies of which will be made available to holders of our securities upon request to us) for complete information with respect to those documents. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete. Industry and company data are approximate and reflect rounding in certain cases.

ABOUT GENERAL MOTORS FINANCIAL COMPANY, INC.

GM Financial, the wholly-owned captive finance subsidiary of GM, is a global provider of automobile financing solutions. As of March 31, 2017, our portfolio consisted of $85.1 billion of auto loans and leases and commercial dealer loans, comprised of $68.4 billion in North America and $16.7 billion internationally. We were acquired by GM in October 2010 to provide captive financing capabilities in support of GM’s U.S. and Canadian markets. In 2013, we expanded the markets we serve by acquiring the operations of our International Segment in Europe and Latin America. In 2015, we completed the acquisition of an equity interest in SAIC-GMAC Automotive Finance Company Limited, a joint venture that conducts auto finance operations in China, from Ally Financial Inc. As a result of the completion of this acquisition, our global footprint now covers over 85% of GM’s worldwide market and provides auto finance solutions around the world.

We were incorporated in Texas on May 18, 1988. Our principal executive offices are located at 801 Cherry Street, Suite 3500, Fort Worth, Texas 76102, and our telephone number is (817) 302-7000.

RECENT DEVELOPMENTS

As previously announced, on March 5, 2017, General Motors Holdings LLC (the “Seller”), a wholly owned subsidiary GM, entered into a Master Agreement (the “Agreement”) with Peugeot S.A. (the “Purchaser”). Pursuant to the Agreement, the Purchaser will acquire, together with a financial partner, the Seller’s European financial subsidiaries and branches (collectively, the “European Operations”), as well as GM’s Opel and Vauxhall businesses and certain other assets in Europe (the “Opel/Vauxhall Business” and, together with the European Operations, the “Transferred Business”).

The net consideration to be paid for our European Operations will be 0.8 times their book value at closing, which we estimate will be approximately $1 billion, denominated in Euros. The purchase price is subject to certain adjustments as provided in the Agreement. We expect to recognize a disposal loss of up to $700 million based on current foreign currency exchange rates.

The transfer of the Transferred Business is subject to the satisfaction of various closing conditions, including receipt of necessary antitrust, financial and other regulatory approvals, the reorganization of the Transferred Business, including pension plans in the United Kingdom, the completion of the contribution or sale by Adam Opel GmbH of its assets and liabilities to a subsidiary, the transfer of GMAC UK plc’s interest in SAIC-GMAC Automotive Finance Company Limited to us or an alternate entity designated by the Seller, unless either party elects to close without completion of the transfer, and the continued accuracy, subject to certain exceptions, at closing of certain of the Seller’s representations and warranties. There can be no assurance that all required governmental consents or clearances will be obtained or that the other closing conditions will be satisfied. The transfer of the Opel/Vauxhall Business is expected to close by the end of 2017 and the transfer of our European Operations is expected to close as soon as practicable after the receipt of necessary antitrust, financial and other regulatory approvals, which may be after the transfer of the Opel/Vauxhall Business, but not before. The transfer of our European Operations will not occur unless the transfer of the Opel/Vauxhall Business occurs.

Our principal focus is on expanding our business in the U.S. to reach full captive penetration levels; therefore, we do not expect that the sale of our European Operations will have a material adverse effect on our consolidated results of operations, financial condition, liquidity or financing strategies, including the mix of secured and unsecured debt issuances. We also do not expect that sale of our European Operations will result in a material increase in our ratio of total debt to total equity or our earning assets leverage ratio as calculated under our Support Agreement with GM. Due to the size of the prime retail loan portfolio held by our European Operations, we expect that, for a period of time following the sale, retail operating leases will make up a greater percentage of our earning assets than they have historically. As our U.S. operations increase purchases of prime retail loans, we expect that our earning asset mix will return to more recent historical levels. We may make a special dividend over time to GM following the completion of the sale.

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SUMMARY

The following information summarizes the legal and financial terms of the Notes that are more generally described herein under “Description of Notes.” You should carefully read this prospectus in its entirety, including the information incorporated by reference into this prospectus, to understand fully the terms of the Notes, as well as the other considerations that are important in making your investment decision. You should pay special attention to the “Risk Factors” beginning on page 4 and the section entitled “Disclosure Regarding Forward-Looking Statements” on page iii.

Final terms of any particular series of Notes will be determined at the time of sale and will be contained in the pricing supplement relating to that series of Notes. The terms in that pricing supplement may vary from and supersede the terms contained in this summary and in the “Description of Notes.”

Issuer	General Motors Financial Company, Inc.

Title of Notes	GM Financial Term Notes

Purchasing Agent	Incapital LLC

Agents	Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Wells Fargo Clearing Services, LLC

Selling Group Members	The Agents and dealers composing the selling group are broker-dealers and securities firms. The Agents, including the Purchasing Agent, have entered into a Selling Agent Agreement with us and the guarantor dated June 21, 2017. Broker-dealers and/or securities firms who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. The Agents and the dealers have agreed to market and sell the Notes in accordance with the terms of those respective agreements and all applicable laws and regulations. You may contact the Purchasing Agent at info@incapital.com for a list of selling group members.

Maturities	The Notes will be due from nine months to thirty years from the date of issue, as specified in the applicable pricing supplement.

Amount	We may issue an unlimited amount of Notes. The Notes will not contain any limitations on our ability to issue additional Notes or any other indebtedness.

Denomination	$1,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable pricing supplement.

Guarantor

The Notes will be guaranteed by our principal United States operating subsidiary, AFSI, on a senior unsecured basis and, under certain circumstances (as more fully described in “Description of Notes—Subsidiary Guarantee”), certain of our other subsidiaries. The Existing 2017 Notes and the Existing 2018 Notes mature on August 15, 2017 and June 1, 2018, respectively, and when, among other things, such notes are discharged, as anticipated, on or before their respective stated maturity dates, all guarantees of the Notes (including the AFSI guarantee) will be automatically and unconditionally released and discharged, and from such time, no Note that may thereafter be issued will be guaranteed by AFSI or any other subsidiaries, unless otherwise specified in the applicable pricing supplement. See “Description of Notes—Subsidiary Guarantee” and “Description of Notes—Certain Covenants—Additional Guarantees.”

Ranking	The Notes are unsecured and unsubordinated obligations of GM Financial and will rank equally and ratably with all other unsecured and unsubordinated indebtedness, including guarantees, of GM Financial from time to time outstanding. However, the Notes will be effectively subordinated to all of our secured debt to the extent of the value of the collateral securing such secured debt. The Notes will also be effectively subordinated to the indebtedness and other obligations of our subsidiaries that do not guarantee the Notes with respect to the assets of our subsidiaries. As of March 31, 2017, on a pro forma basis after giving effect to the issuance of $3.0 billion of senior notes on April 13, 2017 (the “April Offering”), the issuance of $750 million of senior notes on May 9, 2017 (the “May Offering”), the issuance of $1.1 billion of Euro Medium Term Notes issued pursuant to our Euro Medium Term Note Programme on May 10, 2017 (the “EMTN Offering”) and the issuance of $297 million of senior notes issued by our principal Canadian operating subsidiary on May 26, 2017 (the “Canadian Subsidiary Offering”), we and the guarantor had $33.7 billion of unsecured and unsubordinated indebtedness. As of March 31, 2017, our subsidiaries that will not guarantee the Notes had $56.8 billion of secured debt, unsecured debt and other liabilities and $83.2 billion of assets, which, after giving effect to the April Offering, the May Offering, the EMTN Offering, and the Canadian Subsidiary Offering, on a pro forma basis, represented 83% of our consolidated total assets. As of March 31, 2017, all of our secured indebtedness was issued by our subsidiaries other than AFSI.

Maturity	The Notes will mature from nine months to thirty years from the date of issue, as specified in the applicable pricing supplement.

Interest	As more fully specified in the applicable pricing supplement, each Note will bear interest from its date of issue at a fixed or floating interest rate. We also may issue Notes with a rate of return, including principal, premium, if any, interest or other amounts payable, if any, that is determined by reference, either directly or indirectly, to the price, performance or levels of one or more securities, currencies or composite currencies, commodities, interest rates, inflation rates, stock indices or other indices or formulae

Interest on each such Note will be payable as set forth in the applicable pricing supplement.

Principal	The principal amount of the Notes will be payable on the maturity date of such Notes at the Corporate Trust Office of the Trustee or at such other place as we may designate.

Redemption	The applicable pricing supplement will indicate whether the Notes are redeemable prior to maturity.

Unless otherwise provided in the applicable pricing supplement, the Notes will not be subject to any sinking fund.

Survivor’s Option	Unless otherwise provided in the applicable pricing supplement, the authorized representative of the beneficial owner of a Note will have the right to require us to repay the Note prior to its maturity date upon the death of the beneficial owner of such Note. This feature, which is referred to as a “Survivor’s Option,” permits the optional repayment of a Note prior to its stated maturity, if requested by the authorized representative of the beneficial owner of such Note within one year of the death of the beneficial owner of the Note, so long as the Note was owned by the beneficial owner (or his or her estate) at least six months prior to his or her death. The right to exercise the Survivor’s Option is subject to limits set by us on (1) the permitted dollar amount of total exercises by all holders of the Notes in any calendar year, and (2) the permitted dollar amount of an individual exercise by a holder of the Notes in any calendar year. Additional details on the Survivor’s Option are described in the section entitled “Description of Notes—Survivor’s Option” on page 28.

Sale and Clearance	We will sell the Notes in the United States only. The Notes will be issued in book-entry form only and will be cleared through The Depository Trust Company, or any successor thereto. Global Notes will be exchangeable for definitive Notes only in limited circumstances. See “Description of Notes—Global Notes.”

Trustee	U.S. Bank National Association

RISK FACTORS

Any investment in the Notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference into this prospectus before deciding whether to purchase the Notes, including the risks under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, as well as the other reports we file from time to time with the SEC that are incorporated by reference herein. The risks and uncertainties described below and in the incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in this prospectus.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the Notes.

We currently have a substantial amount of outstanding indebtedness. In addition, we have guaranteed a substantial amount of indebtedness incurred by our International Segment and our principal Canadian operating subsidiary. As of March 31, 2017, we have guaranteed approximately $5.3 billion in such indebtedness. Additionally, we have entered into intercompany loan agreements with several of our subsidiaries in Europe and Latin America, providing these companies with access to our liquidity to support originations and other activities. Our ability to make payments of principal or interest on, or to refinance, our indebtedness will depend on our future operating performance, and our ability to enter into additional credit facilities and securitization transactions as well as other debt financings, which, to a certain extent, are subject to economic, financial, competitive, regulatory, capital markets and other factors beyond our control.

If we are unable to generate sufficient cash flows in the future to service our debt, we may be required to refinance all or a portion of our existing debt or to obtain additional financing. There can be no assurance that any refinancings will be possible or that any additional financing could be obtained on acceptable terms. The inability to service or refinance our existing debt or to obtain additional financing would have a material adverse effect on our financial position, liquidity, and results of operations.

The degree to which we are leveraged creates risks, including:

•	we may be unable to satisfy our obligations under our outstanding indebtedness, including the Notes;

•	we may find it more difficult to fund future credit enhancement requirements, operating costs, tax payments, capital expenditures, or general corporate expenditures;

•	we may have to dedicate a substantial portion of our cash resources to payments on our outstanding indebtedness, thereby reducing the funds available for operations and future business opportunities; and

•	we may be vulnerable to adverse general economic, capital markets and industry conditions.

Our credit facilities typically require us to comply with certain financial ratios and covenants, including minimum asset quality maintenance requirements. These restrictions may interfere with our ability to obtain financing or to engage in other necessary or desirable business activities.

If we cannot comply with the requirements in our credit facilities, then the lenders may increase our borrowing costs, remove us as servicer or declare the outstanding debt immediately due and payable. If our debt payments were accelerated, any assets pledged to secure these facilities might not be sufficient to fully repay the debt. These lenders may foreclose upon their collateral, including the restricted cash in these credit facilities. These events may also result in a default under our senior note indentures. We may not be able to obtain a waiver of these provisions or refinance our debt, if needed. In such case, our financial condition, liquidity, and results of operations would materially suffer.

Because of our holding company structure and the security interests our subsidiaries have granted in their assets, the repayment of the Notes will be effectively subordinated to a substantial portion of our other debt.

The Notes will be our unsecured obligations. The Notes will be effectively junior in right of payment to all of our secured indebtedness. Holders of any secured indebtedness of ours, our subsidiaries and our securitization trusts will have claims that are prior to the claims of the holders of any unsecured debt securities issued by us, including the Notes offered hereby, with respect to the assets securing our other indebtedness. Notably, substantially all of our receivables have been pledged to secure the repayment of debt issued under our credit or other secured funding facilities or, in securitization transactions. Any debt securities issued by us, including the Notes, will effectively rank junior to that secured indebtedness. As of March 31, 2017, the aggregate amount of our subsidiaries’ indebtedness was approximately $51.6 billion, of which $42.8 billion was secured debt. As of March 31, 2017, all of our secured indebtedness was issued by our subsidiaries other than AFSI.

If we default under our obligations under any of our secured debt, our secured lenders could proceed against the collateral granted to them to secure that indebtedness. If any secured indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the Notes. In addition, upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing our secured indebtedness before the holders of our unsecured indebtedness, including the Notes, will be entitled to receive any payment with respect thereto. As a result, the holders of the Notes may recover proportionally less than holders of secured indebtedness.

To service our debt, we will require a significant amount of cash. Our ability to generate cash depends on many factors.

Our ability to make payments on or to refinance our indebtedness and to fund our operations depends on our ability to generate cash and our access to the capital markets in the future. These, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory, capital market conditions and other factors that are beyond our control.

We expect to continue to require substantial amounts of cash. Our primary cash requirements include the funding of:

•	loan and lease purchases;

•	advances to commercial lending customers;

•	credit enhancement requirements in connection with securitization and credit facilities;

•	interest and principal payments under our indebtedness;

•	ongoing operating expenses;

•	capital expenditures; and

•	future acquisitions, if any.

Our primary sources of future liquidity are expected to be:

•	payments on loans, leases and commercial lending receivables not securitized;

•	distributions received from securitization trusts;

•	servicing fees;

•	borrowings under our credit facilities or proceeds from secured debt facilities;

•	further issuances of other debt securities, both secured and unsecured; and

•	retail deposits (pending the sale of the Fincos described under “Recent Developments”).

Because we expect to continue to require substantial amounts of cash for the foreseeable future, we anticipate that we will need additional credit facilities, the execution of additional securitization transactions and additional debt financings, including unsecured note offerings. The type, timing and terms of financing selected by us will be dependent upon our cash needs, the availability of other financing sources and the prevailing conditions in the capital markets. There can be no assurance that funding will be available to us through these sources or, if available, that the funding will be on acceptable terms. If we are unable to execute securitization transactions and unsecured debt issuances on a regular basis, we would not have sufficient funds to finance new originations and, in such event, we would be required to revise the scale of our business, which would have a material adverse effect on our ability to achieve our business and financial objectives.

The Notes will be effectively subordinated to the rights of our and the guarantor’s existing and future secured creditors and any liabilities of our non-guarantor subsidiaries.

The Notes will not be secured by any of our assets. As a result, existing and future secured indebtedness incurred by us and the guarantor will rank effectively senior to the indebtedness represented by the Notes, to the extent of the value of the collateral securing such secured indebtedness and holders of our present and future secured indebtedness and the secured indebtedness of our subsidiaries will have claims that are senior to the claims of holders of the Notes, to the extent of the value of the collateral secured such secured indebtedness. In the event of any distribution or payment of our assets or the guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation or reorganization, or other bankruptcy proceeding, our secured creditors will have a superior claim to those assets that constitute their collateral. If any of the foregoing occurs, we cannot assure you that there will be sufficient assets to pay amounts due on the Notes. Holders of the Notes will participate ratably with all holders of our and the guarantor’s existing and future unsecured indebtedness, including guarantees, that is deemed to be of the same class as the Notes, and potentially with all of our and the guarantor’s other general creditors, based upon the respective amounts owed to each holder or creditor, as applicable, in our and the guarantor’s remaining assets. As of March 31, 2017, on a pro forma basis after giving effect to the issuance of $3.0 billion of senior notes on April 13, 2017, the issuance of $750 million of senior notes on May 9, 2017, the issuance of $1.1 billion of Euro Medium Term Notes issued pursuant to our Euro Medium Term Note Programme on May 10, 2017 and the issuance of $297 million of senior notes issued by our principal Canadian operating subsidiary on May 26, 2017, we and the guarantor had $33.7 billion of unsecured and unsubordinated indebtedness. As of March 31, 2017, all of our secured indebtedness was issued by our subsidiaries other than AFSI. In addition, as of March 31, 2017, we have guaranteed approximately $5.3 billion of indebtedness incurred by our International Segment and our principal Canadian operating subsidiary. As of March 31, 2017, the guarantor has also guaranteed on a senior unsecured basis our outstanding Existing 2017 Notes, Existing 2018 Notes, our other senior notes outstanding as of March 31, 2017, $0.7 billion of senior notes issued by our principal Canadian operating subsidiary and $2.7 billion of Euro Medium Term Notes issued pursuant to our Euro Medium Term Note Programme. The guarantor has also guaranteed $3.0 billion of senior notes issued on April 13, 2017, $750 million of senior notes issued on May 9, 2017, $1.1 billion of Euro Medium Term Notes issued on May 10, 2017 and $297 million of senior notes issued by our principal Canadian operating subsidiary on May 26, 2017.

In addition, if we default under any of our existing or future secured indebtedness, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we are unable to repay such indebtedness, the holders of such indebtedness could foreclose on the pledged assets to the exclusion of the holders of the Notes, even if an event of default exists under the indenture governing the Notes at such time. In any such event, because the Notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full.

The Notes will be structurally subordinated in right of payment to all indebtedness and other liabilities and commitments of our non-guarantor subsidiaries. Our non-guarantor subsidiaries include our special purpose finance vehicles which hold substantially all of our loan and lease assets. As of March 31, 2017, our non-guarantor subsidiaries had $56.8 billion of secured debt, unsecured debt and other liabilities.

We are a holding company. Our only internal source of cash is from distributions from our subsidiaries.

We, the issuer of the Notes, are a holding company with no operations of our own and conduct all of our business through our subsidiaries. Our only significant asset is the outstanding capital stock of our subsidiaries. We are wholly dependent on the cash flow of our subsidiaries and dividends and distributions to us from our subsidiaries in order to service our current indebtedness, including payment of principal, premium, if any, and interest on any of our indebtedness, and any of our future obligations. Our subsidiaries and special purpose finance vehicles are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due pursuant to any of our indebtedness or to make any funds available therefor, except for those subsidiaries that have guaranteed our obligations under any outstanding senior or unsecured indebtedness and that will guarantee our obligations under the Notes. The ability of our subsidiaries to pay any dividends and distributions will be subject to, among other things, the terms of any debt instruments of those subsidiaries then in effect and applicable law. There can be no assurance that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us to enable us to pay interest or principal on our existing indebtedness or the Notes.

Our rights to participate in the distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation or reorganization will be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of that subsidiary, in which case our claims would still be subject to the claims of any secured creditor of that subsidiary. As of March 31, 2017, the aggregate amount of debt and other liabilities of our subsidiaries (including guarantees of our debt) was approximately $86.2 billion and, on a pro forma basis after giving effect to the issuance of $3.0 billion of senior notes on April 13, 2017, the issuance of $750 million of senior notes on May 9, 2017, the issuance of $1.1 billion of Euro Medium Term Notes issued pursuant to our Euro Medium Term Note Programme on May 10, 2017 and the issuance of $297 million of senior notes issued by our principal Canadian operating subsidiary on May 26, 2017, the aggregate amount of such debt and other liabilities was $91.3 billion, of which approximately $42.8 billion was secured debt.

Your right to receive payments on the Notes could be adversely affected if any of our subsidiaries or other special purpose finance vehicles declares bankruptcy, liquidates or reorganizes.

Our subsidiaries who will not guarantee the Notes hold substantially all of our consolidated assets and have incurred substantial indebtedness. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

A substantial portion of our business is conducted through certain wholly-owned subsidiaries which are special purpose entities and are subject to substantial contractual restrictions. The special purpose finance vehicles are not guarantors with respect to any debt securities issued by us, including the Notes. As of March 31, 2017, substantially all financings by us under our credit facilities and our securitization transactions were secured by a first priority lien on the receivables and related assets held by our special purpose finance vehicles. The assets owned by the special purpose finance vehicles will not be available to satisfy claims by our creditors, including any claims made under the Notes. Because the special purpose finance vehicles are not guarantors of the Notes, any debt securities issued by us will be structurally subordinated to all indebtedness and other obligations of the special purpose finance vehicles.

In addition, the credit enhancement held by certain of our subsidiaries consists of subordinated interests in our securitizations and is effectively subordinated to the asset-backed securities issued in our securitizations. There can be no assurance that our operations, independent of our subsidiaries, will generate sufficient cash flow to support payment of interest or principal on any debt securities issued by us, including the Notes, or that dividend distributions will be available from our subsidiaries to fund these payments.

Only our principal United States operating subsidiary, AFSI, will guarantee the Notes. Our non-guarantor subsidiaries hold substantially all of our consolidated assets and have incurred substantial indebtedness. Your right to receive payments on the Notes could be adversely affected if any of our non-guarantor subsidiaries declares bankruptcy, liquidates or reorganizes.

Only our principal United States operating subsidiary, AFSI, will guarantee the Notes upon their initial issuance. Under certain circumstances, certain of our other subsidiaries may guarantee the Notes in the future. The Existing 2017 Notes and the Existing 2018 Notes mature on August 15, 2017 and June 1, 2018, respectively, and when, among other things, such notes are discharged, as anticipated, on or before their respective stated maturity dates, all guarantees of the Notes (including the AFSI guarantee) will be automatically and unconditionally released and discharged. See “Description of Notes—Subsidiary Guarantee.” Our non-guarantor subsidiaries hold substantially all of our consolidated assets and have incurred substantial indebtedness. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

Federal and state statutes allow courts, under specific circumstances, to void the Notes and the guarantee and require noteholders to return payments received from us or the guarantor.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the Notes and the guarantee could be voided, or claims in respect of the Notes or the guarantee could be subordinated to all other debts of ours or AFSI if, among other things, we or AFSI, at the time the indebtedness evidenced by the Notes or the guarantee was incurred:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness;

•	were insolvent or rendered insolvent by reason of the incurrence of the indebtedness or the granting of the guarantee;

•	were engaged in a business or transaction for which our or AFSI’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we or AFSI would incur, debts beyond our or AFSI’s ability to pay those debts as they mature.

In addition, any payment by us or AFSI pursuant to the Notes or a guarantee could be voided and required to be returned to us or AFSI, or to a fund for the benefit of our creditors or the creditors of AFSI.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we or AFSI would be considered insolvent if:

•	the sum of our or AFSI’s debts, including contingent liabilities, were greater than the fair saleable value of all of our or AFSI’s assets;

•	the present fair saleable value of our or AFSI’s assets were less than the amount that would be required to pay our or AFSI’s probable liability on our or AFSI’s existing debts, including contingent liabilities, as they become absolute and mature; or

•	we or AFSI could not pay our or AFSI’s debts as they become due.

The indenture governing the Notes limits the liability of a guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees would suffice, if necessary, to pay the Notes in full when due.

In the event of a default, we may have insufficient funds to make any payments due on the Notes.

A default under the indenture could lead to a default under existing and future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the Notes.

The covenants in the indenture will not necessarily restrict our ability to take actions that may impair our ability to repay the Notes.

Although the indenture governing the Notes includes covenants that will restrict us from taking certain actions, the terms of these covenants include important exceptions which you should review carefully before investing in the Notes. Notwithstanding the covenants in the indenture, we expect that we will continue to be able to incur substantial additional indebtedness and to make significant investments and, potentially, significant acquisitions and other restricted payments, all of which may adversely affect our ability to perform our obligations under the indenture and the Notes and could intensify the related risks that we face. This could also lead to the credit rating assigned to us or any credit rating assigned to the Notes being lowered or withdrawn.

With respect to certain actions under the indenture governing the Notes, holders of all series of Notes issued under the indenture that are adversely affected by such actions will vote together as a single class; therefore the voting interest of a holder of a Note of a particular series will be diluted with respect to such actions.

For purposes of the indenture governing the Notes, all Notes issued thereunder will generally constitute a single class of debt securities. Therefore, any action under the indenture governing the Notes other than those actions affecting only a particular series of Notes will require the consent of the holders of not less than a majority in aggregate principal amount of Notes of all series issued thereunder that are affected thereby. See “Description Notes—Modification and Waiver of the Indenture.” Consequently, any action requiring the consent of holders of any series of Notes under the indenture may also require the consent of holders of a significant portion of the other series of Notes issued thereunder, and the individual voting interest of each holder of Notes may be accordingly diluted with respect to such actions. In addition, holders of all series of Notes could vote in favor of certain actions under the indenture that holders of a particular series of the Notes vote against, and the requisite consent to such action could be received nonetheless. We also may, from time to time, issue additional Notes under the indenture governing the Notes which could further dilute the individual voting interest of each holder of Notes with respect to such actions.

We cannot assure you that a trading market for the Notes will ever develop or be maintained.

There currently is no secondary market in which the Notes can be resold, and there can be no assurance that a secondary market will ever develop or be maintained. If a secondary market does develop, there can be no assurance that it will continue or that it will be sufficiently liquid to allow you to resell your Notes if or when you want to or at a price that you consider acceptable. The Notes are not listed on any securities exchange, and we do not intend to list the Notes on any securities exchange. In evaluating the Notes, you should assume that you will be holding the Notes until their maturity.

If you try to sell the Notes before they mature, the market value, if any, may be less than the principal amount of the Notes.

Unlike savings accounts, certificates of deposit and other similar investment products, the Survivor’s Option may be the only way the Notes can be repaid before their scheduled maturity. If you try to sell your Notes prior to maturity, there may be a very limited market for the Notes, or no market at all. Even if you are able to sell your Notes, there are many factors that may affect the market value of the Notes. Some of these factors, but not all, are mentioned below. Some of these factors are interrelated. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. These factors include, without limitation:

•	the method of calculating the principal, premium (if any), interest or any other amounts payable on the Notes;

•	the time remaining to the maturity of the Notes;

•	the outstanding principal amount of the Notes;

•	the redemption or repayment features, if any, of the Notes;

•	the rates of interest prevailing in the markets that may be higher than rates borne by the Notes;

•	the level, direction and volatility of interest rates generally and other conditions in credit markets;

•	general conditions of the capital markets;

•	geopolitical conditions and other financial, political, regulatory and judicial events that affect the stock markets generally;

•	any market-making activities with respect to the Notes;

•	the credit ratings assigned to us or the Notes; and

•	the perceived creditworthiness of us or GM, which may be impacted by our or GM’s financial condition or results of operations.

There may be a limited number of buyers, or no buyers at all, when you decide you would like to sell your Notes. This can affect the price you receive for your Notes or your ability to sell your Notes at all.

If you purchase redeemable Notes, we may choose to redeem Notes when prevailing interest rates are relatively low.

If your Notes are redeemable at our option, we may choose to redeem your Notes from time to time. Prevailing interest rates at the time we redeem your Notes would likely be lower than the rate borne by the Notes as of their original issue date. In such a case you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes being redeemed. If the pricing supplement applicable to a series of Notes provides that we have the right to redeem the Notes, our ability to redeem the Notes at our option is likely to affect the market value of the Notes. In particular, as the redemption date or dates approach, the market value of the Notes generally will not rise substantially above the redemption price because of the optional redemption feature.

If your Notes include the Survivor’s Option, your ability to exercise this option will be subject to limitations.

If you hold Notes that include the Survivor’s Option, the authorized representative of your estate will be able to exercise the Survivor’s Option only if at the time of your death you had held the Notes for a period of at least six months prior to your death. A request to exercise the Survivor’s Option must be made within one year of the death of the beneficial owner of the Notes. In addition, the right to exercise the Survivor’s Option is subject to limits set by us on (1) the permitted dollar amount of total exercises of the Survivor’s Option by all holders of Notes in any calendar year and (2) the permitted dollar amount of an individual exercise of the Survivor’s Option by the holder of a Note in any calendar year. Unless otherwise provided in the applicable pricing supplement, the Notes will be subject to the Survivor’s Option. See “Description of Notes—Survivor’s Option.”

Any credit ratings assigned to the Notes may not reflect all risks on the market value of the Notes.

Any credit ratings assigned to the Notes reflect the rating agencies’ opinion of our ability to make payments on the Notes when such payments are due. Actual or anticipated changes in the credit ratings assigned to the Notes will generally affect the value of your Notes. The credit ratings assigned to the Notes, however, may not reflect fluctuations in the market value of the Notes as a result of changes in prevailing interest rates, our credit spreads or other factors.

Floating rate Notes have risks that conventional fixed rate notes do not. The amount of interest payable on any floating rate Notes will be set only once per period based on the three-month LIBOR on the interest determination date, which rate may fluctuate substantially.

If the Notes bear interest at a floating rate, there will be significant risks not associated with a conventional rate note. These risks include fluctuation of the interest rates and the possibility that you will receive a lower amount of interest in the future as a result of such fluctuations. We have no control over various matters that are important in determining the existence, magnitude and longevity of these risks, including economic, financial and political events. In recent years, interest rates have been volatile, and volatility may be expected in the future.

In the past, the level of the three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in the three-month LIBOR is not an indication that the three-month LIBOR is more or less likely to increase or decrease at any time during a floating rate interest period, and you should not take the historical levels of the three-month LIBOR as an indication of its future performance. You should further note that although the actual three-month LIBOR on an interest payment date or at other times during an interest period may be higher than the three-month LIBOR on the applicable interest determination date, you will not benefit from the three-month LIBOR at any time other than on the interest determination date for such interest period. As a result, changes in the three-month LIBOR may not result in a comparable change in the market value of any floating rate Notes.

Uncertainty relating to the LIBOR calculation process may adversely affect the value of any floating rate Notes.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR.

Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined. At this time, it is not possible to predict the effect of any such changes and any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes may adversely affect the trading market for LIBOR-based securities, including any floating rate Notes that we may issue.

The interest rate paid on the Notes may not bear any relation to the investment risk.

The interest rate on the Notes does not necessarily bear any relation to the risks associated with or change in the creditworthiness, credit rating or financial condition of either GM or GM Financial.

The Notes are not a diversified investment.

The Notes are not an investment in a money market mutual fund holding diversified investments in the securities of many companies. Only the assets of GM Financial that have not been sold or securitized are available to pay the principal of and interest on the Notes. Because the Notes are unsecured debt securities issued by a single issuer, you will not have the benefits of diversification offered by money market mutual funds or other investment companies. For this reason, investors also will not have the protections provided to mutual fund investors under the Investment Company Act of 1940.

General Motors is not a guarantor of the Notes and may have interests that conflict with those of the noteholders.

GM is not a guarantor of, or in any way obligated in connection with, the Notes issued by us. The Notes will be guaranteed solely by AFSI.

We are a wholly-owned subsidiary of GM. As our parent, GM controls our fundamental corporate policies and transactions, including, but not limited to, the approval of significant corporate transactions. The interests of GM as equity holder and as parent of a captive finance subsidiary may differ from your interests as a holder of the Notes. For example, GM may have an interest in pursuing, or causing us to pursue, acquisitions, divestitures, financings or other transactions that, in its judgment, could enhance its equity investment in us or the value of its other businesses, even though those transactions might involve risks to you as holders of the Notes.

The Notes are subject to laws of the State of New York that limit the amount of interest that can be charged and paid on such an investment. This could limit the amount of interest you may receive on the Notes.

The State of New York has usury laws that limit the amount of interest that can be charged and paid on loans, which include debt securities like the Notes. Under present New York law, the maximum rate of interest, with certain exceptions, for any loan in an amount less than $250,000 is 16% and for any loan equal to or greater than $250,000 and less than $2,500,000 is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested. While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states have laws that regulate the amount of interest that may be charged to and paid by a borrower (including, in some cases, corporate borrowers). We do not intend to claim the benefits of any laws concerning usurious rates of interest against a beneficial owner of the Notes.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with our consolidated financial statements, including the accompanying notes thereto, incorporated by reference in this prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges(1)	1.3x	1.6x	1.4x	1.4x	1.6x	2.2x	3.3x

(1)	For purposes of such computation, the term “fixed charges” represents interest expense, including amortization of debt issuance costs, and a portion of rentals representative of an implicit interest factor for such rentals.

USE OF PROCEEDS

We will add the proceeds from the sale of the Notes to the general funds of GM Financial and they will be available for general corporate purposes, which could include working capital expenditures, acquisitions, refinancing other debt or other capital transactions.

DESCRIPTION OF NOTES

The general terms and conditions in this prospectus will apply to each Note unless otherwise specified in the applicable pricing supplement and in the Note. In the event the terms and conditions in this prospectus conflict with the terms and conditions in the applicable pricing supplement, the terms and conditions of the pricing supplement shall control. It is important for you to consider the information contained in this prospectus and the pricing supplement in making your investment decision.

We have filed a copy of the Indenture (as defined below) as an exhibit to the registration statement of which this prospectus is a part. The Indenture is subject to any amendments or supplements as we may enter into from time to time which are permitted under the Indenture. The statements in this prospectus concerning the Notes and the Indenture are a summary of certain provisions of the Indenture and the Notes. Other statements in this prospectus concerning the Notes, such as the description of the Floating Rate Notes (as defined below), will be established pursuant to a supplemental indenture or set forth in a resolution of the Board of Directors, as permitted by the Indenture. Such summaries are not complete and you should refer to the provisions in the Indenture, the applicable supplemental indenture or board resolution, and the applicable Notes, including the definitions of certain terms therein, which are controlling. The Indenture, the applicable supplemental indenture or board resolution, and the applicable Note are each incorporated by reference in this prospectus and the following summary is qualified in its entirety by reference thereto.

General

The Notes will be issued under an indenture dated as of June 21, 2017 (as amended or supplemented from time to time the “Indenture”), between us and U.S. Bank National Association, as Trustee. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939. General terms and provisions of the Indenture and the Notes are summarized below. For additional information about the terms and provisions of the Notes and the Indenture, you should review the actual Notes and the Indenture, which are on file with the SEC. You also may review the Indenture at the offices of U.S. Bank National Association at the address indicated in the section entitled “Summary” beginning on page 1. Whenever we refer to particular provisions of the Indenture or the defined terms contained in the Indenture, those provisions and defined terms are incorporated by reference in this prospectus and any applicable pricing supplement.

The Indenture does not limit the amount of additional indebtedness that we may incur. Accordingly, without the consent of the holders of the Notes, we may issue indebtedness under the Indenture in addition to the Notes offered by this prospectus.

We may issue Notes that bear interest at a fixed rate described in the applicable pricing supplement. We refer to these Notes as “Fixed Rate Notes.” We may issue Notes that bear interest at a floating rate of interest determined by reference to one or more interest rate bases, or by reference to one or more interest rate formulae, described in the applicable pricing supplement. We refer to these Notes as “Floating Rate Notes.” In some cases, the interest rate of a Floating Rate Note also may be adjusted by adding or subtracting a spread or by multiplying the interest rate by a spread multiplier. A Floating Rate Note also may be subject to a maximum interest rate limit, or ceiling, and/or a minimum interest rate limit, or floor, on the rate of interest and/or the interest that may accrue during any interest period.

We also may issue Notes that provide that the rate of return, including the principal, premium, if any, interest or other amounts payable, if any, is determined by reference, either directly or indirectly, to the price, performance or levels of one or more securities, currencies or composite currencies, commodities, interest rates, inflation rates, stock or other indices, or other financial or market measures, formulae or reference assets, or any combination of the above, in each case as specified in the applicable pricing supplement. We refer to these Notes as “Indexed Notes.”

We will identify the calculation agent for any Floating Rate Notes or Indexed Notes in the applicable pricing supplement. The calculation agent will be responsible for calculating the interest rate, reference rates, principal, premium, if any, interest or other amounts payable, if any, applicable to the Floating Rate Notes or Indexed Notes, as the case may be, and for certain other related matters. The calculation agent, at the request of the holder of any Floating Rate Note, will provide the interest rate then in effect and, if already determined, the interest rate that is to take effect on the next interest reset date, as described below, for the Floating Rate Note. We may replace any calculation agent or elect to act as the calculation agent for some or all of the Notes, and the calculation agent also may resign.

Notes issued in accordance with this prospectus and the applicable pricing supplement will have the following general characteristics:

•	The Notes will be our direct unsecured obligations and will rank equally and ratably with all of our other unsecured and unsubordinated debt, other than unsecured and unsubordinated debt subject to priorities or preferences by law.

•	The Notes may be offered from time to time by us through the Purchasing Agent or by us directly, and each Note will mature on a day that is from nine months to thirty years from its issue date.

•	The Notes will bear interest from their respective issue dates at a fixed or a floating rate, or the Notes will have a rate of return, including principal, premium, if any, interest or other amounts payable, if any, that is determined by reference, either directly or indirectly, to the price, performance or levels of one or more securities, currencies or composite currencies, commodities, interest rates, inflation rates, stock or other indices, or other formulae, financial or market measures or reference assets, or any combination of the above, as specified in the applicable pricing supplement.

•	The Notes will not be subject to any sinking fund, unless otherwise provided in the applicable pricing supplement.

•	The authorized representative of a beneficial owner of a Note will have the right to require us to repay such Note prior to its maturity date upon the death of the beneficial owner of such Note, as described under “Survivor’s Option” on page 28, unless otherwise provided in the applicable pricing supplement.

•	The Notes will be issued in minimum denominations of $1,000, and in multiples of $1,000, unless another denomination is stated in the applicable pricing supplement.

In addition, the pricing supplement relating to each offering of Notes will describe specific terms of such Notes, including:

•	the principal amount of the Notes offered;

•	the price, which may be expressed as a percentage of the aggregate initial public offering price of the Notes, at which the Notes will be issued to the public;

•	the Purchasing Agent’s concession;

•	the net proceeds to us;

•	the date on which the Notes will be issued to the public;

•	the stated maturity date of the Notes;

•	whether the Notes are Fixed Rate Notes, Floating Rate Notes or Indexed Notes;

•	the method of determining and paying interest, including any interest rate basis or bases, any initial interest rate or method for determining any initial interest rate, any interest reset dates, any interest payment dates, any index maturity, and any maximum or minimum interest rate, as applicable;

•	any spread or spread multiplier applicable to Floating Rate Notes or Indexed Notes;

•	the method for the calculation and payment of principal, premium, if any, interest or other amounts payable, if any;

•	the interest payment frequency;

•	the stock exchange on which we will list the Notes offered, if any;

•	whether the Notes may be redeemed at our option or repaid at the option of the holder prior to their maturity date and, if so, the provisions relating to such redemption or repayment;

•	special U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes, if any; and

•	any other material terms of the Notes that are different from those described in this prospectus and that are not inconsistent with the provisions of the Indenture.

Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. As a result, our obligations under the Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments.

Ranking

The Notes will be general unsecured obligations of the Company and will rank:

•	senior in right of payment to all of our existing and future Indebtedness that is expressly subordinated in right of payment to the Notes;

•	pari passu in right of payment with all existing and future Indebtedness of the Company, including guarantees, that is not so subordinated, including, without limitation, the Existing 2017 Notes, the Existing 2018 Notes, our other senior notes and all Notes issued pursuant to this prospectus;

•	effectively junior to any of our secured Indebtedness to the extent of the assets securing such Indebtedness; and

•	effectively junior to any liabilities of our non-guarantor subsidiaries.

The Notes will be guaranteed on a senior unsecured basis (the “Subsidiary Guarantee”) by AmeriCredit Financial Services, Inc. and any future Guarantor. See “—Subsidiary Guarantee.” Each Subsidiary Guarantee will rank:

•	senior in right of payment to all existing and future Indebtedness of such Guarantor that is expressly subordinated in right of payment to the Subsidiary Guarantee;

•	pari passu in right of payment with all existing and future Indebtedness of such Guarantor that is not so subordinated, including, without limitation, the guarantees of the Existing 2017 Notes and the Existing 2018 Notes, any guarantees of our other senior notes and the guarantees of all Notes issued pursuant to this prospectus; and

•	effectively junior to any secured Indebtedness of such Guarantor to the extent of the assets securing such Indebtedness.

AmeriCredit Financial Services, Inc. has also guaranteed on a senior unsecured basis our outstanding Existing 2017 Notes, Existing 2018 Notes and our other senior notes outstanding as of the date of this prospectus. In addition, as of March 31, 2017, the Company and AmeriCredit Financial Services, Inc. have guaranteed $0.7 billion of senior notes issued by the Company’s principal Canadian operating subsidiary and $2.7 billion of Euro Medium Term Notes issued pursuant to the Company’s Euro Medium Term Note Programme. AmeriCredit

Financial Services, Inc. has also guaranteed $1.1 billion of Euro Medium Term Notes issued on May 10, 2017 and $297 million of senior notes issued by our principal Canadian operating subsidiary on May 26, 2017.

The Notes will be effectively subordinated to secured Indebtedness of the Company and the Guarantor, the Indebtedness or obligations under Bank Lines, the Indebtedness of the Receivables Entities, the Indebtedness of Residual Funding Facilities, the Indebtedness incurred in connection with any Permitted Receivables Financing, the indebtedness and liabilities of any other Subsidiary not providing a guarantee and certain obligations under Credit Enhancement Agreements. In the event of the Company’s bankruptcy, liquidation, reorganization or other winding up, the Company’s assets that secure such secured Indebtedness of the Company and its Subsidiaries will be available to pay obligations on the Notes only after all Indebtedness under such secured Indebtedness has been repaid in full from such assets. As of March 31, 2017, on a pro forma basis after giving effect to the issuance of $3.0 billion of senior notes on April 13, 2017, the issuance of $750 million of senior notes on May 9, 2017, the issuance of $1.1 billion of Euro Medium Term Notes issued pursuant to our Euro Medium Term Note Programme on May 10, 2017 and the issuance of $297 million of senior notes issued by our principal Canadian operating subsidiary on May 26, 2017, the Company and its Subsidiaries had aggregate liabilities of approximately $90.7 billion. The Notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments of our non-guarantor Subsidiaries. As of March 31, 2017, our non-guarantor Subsidiaries had $56.8 billion of secured debt, unsecured debt and other liabilities. See “—Subsidiary Guarantee” and “Risk Factors—Because of our holding company structure and the security interests our subsidiaries have granted in their assets, the repayment of the Notes will be effectively subordinated to a substantial portion of our other debt.”

The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Notes. As of the date of the Indenture, all of the Company’s Subsidiaries, other than Subsidiaries that are Receivables Entities or Non-Domestic Entities, will be Restricted Subsidiaries. See “Risk Factors—Because of our holding company structure and the security interests our subsidiaries have granted in their assets, the repayment of the Notes will be effectively subordinated to a substantial portion of our other debt.”

Payment of Principal and Interest

Principal, premium, if any, interest or other amounts payable, if any, on the Notes will be paid to owners of a beneficial interest in the Notes in accordance with the arrangements then in place between the paying agent and The Depository Trust Company (referred to as “DTC”), as the depository, and its participants as described under “—Global Notes” beginning on page 35. Unless otherwise specified in the applicable pricing supplement, the following terms apply.

Interest on each Note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at maturity, or on the date of redemption or repayment if a Note is redeemed or repaid prior to maturity.

Unless otherwise specified in the applicable pricing supplement, the “interest payment date” for each Note with the stated interest payment frequencies will be as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Twentieth day of each calendar month, beginning in the first calendar month following the month in which the Note was issued.

Quarterly	Twentieth day of every third month, beginning in the third calendar month following the month in which the Note was issued.

Semi-annually	Twentieth day of every sixth month, beginning in the sixth calendar month following the month in which the Note was issued.

Annually	First day of every twelfth month, beginning in the twelfth calendar month following the month in which the Note was issued.

If the interest payment date or maturity date for a Fixed Rate Note falls on a day that is not a Business Day (as defined below), the payment will be made on the next succeeding Business Day, and no additional interest will accrue in respect of the amount payable on that next Business Day for the period from and after the interest payment date or the maturity date, as the case may be.

If the interest payment date for a Floating Rate Note falls on a day that is not a Business Day, the payment will be made on the next succeeding Business Day. However, if an interest payment date for a LIBOR Note (as described below) falls on a day that is not a Business Day, and the next Business Day is in the next calendar month, then the interest payment date will be the immediately preceding Business Day. In each case, except for an interest payment date falling on the maturity date, the interest periods and the interest reset dates for the Floating Rate Note will be adjusted accordingly to calculate the amount of interest payable on that Floating Rate Note. If the maturity date for a Floating Rate Note falls on a day that is not a Business Day, the payment will be made on the next succeeding Business Day, and no additional interest will accrue in respect of the amount payable on the next succeeding Business Day for the period from and after the maturity date.

“Business Day” means any weekday that is (1) not a legal holiday in New York, New York, (2) not a day on which banking institutions in that city are authorized or required by law or regulation to be closed and (3) for LIBOR Notes, also is a London Banking Day. A “London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London, England.

Interest payments will include interest accrued from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from the issue date, to, but excluding, the next interest payment date or the maturity date, as the case may be.

Interest will be payable to the person in whose name a beneficial interest in a Note is registered at the close of business on the regular record date before each interest payment date. Interest payable at maturity, on a date of redemption or repayment or in connection with the exercise of a Survivor’s Option will be payable to the person to whom principal is payable. Unless otherwise specified in the applicable pricing supplement, the regular record date for an interest payment date will be the first day of the calendar month in which the interest payment date occurs, whether or not that day is a Business Day. The principal and interest payable at maturity will be paid to the person in whose name the beneficial interest is registered at the time of payment.

Unless otherwise specified in the applicable pricing supplement, we will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon any payments, including, without limitation, any withholding tax, will be the responsibility of the holders of beneficial interests in the Notes in respect of which such payments are made.

Interest and Interest Rates

Each Note will bear interest from the date of issue until the principal of the Note is paid or made available for payment. The applicable pricing supplement will specify whether the offered Notes are Fixed Rate Notes, Floating Rate Notes or Indexed Notes. Unless otherwise specified in the applicable pricing supplement, the following terms will apply.

Fixed Rate Notes

Each Fixed Rate Note will begin to accrue interest on its issue date and continue to accrue interest until its stated maturity date or earlier redemption or repayment. The applicable pricing supplement will specify a fixed interest rate per year payable monthly, quarterly, semi-annually or annually. Interest on the Fixed Rate Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Floating Rate Notes

Interest Rate Bases. Each Floating Rate Note will have an interest rate basis or formula, which may be based on:

•	the federal funds rate, in which case the Note will be a “federal funds rate Note”;

•	the London interbank offered rate, in which case the Note will be a “LIBOR Note”;

•	the prime rate, in which case the Note will be a “prime rate Note”;

•	the treasury rate, in which case the Note will be a “treasury rate Note”; or

•	any other interest rate formula as may be specified in the applicable pricing supplement.

The specific terms of each Floating Rate Note, including the initial interest rate, or the method for determining the initial interest rate, in effect until the first interest reset date, will be specified in the applicable pricing supplement. Thereafter, the interest rate will be determined by reference to the specified interest rate basis or formula, plus or minus the spread, if any, and/or multiplied by the spread multiplier, if any. The “spread” is the number of basis points to be added to or subtracted from the base rate. The “spread multiplier” is the percentage by which the base rate is multiplied in order to calculate the applicable interest rate. A Floating Rate Note also may be subject to a maximum interest rate limit, or ceiling, and/or a minimum interest rate limit, or floor, on the rate of interest and/or the interest that may accrue during any interest period.

In addition, the interest rate on a Floating Rate Note may not be higher than the maximum rate permitted by New York law, as that rate may be modified by United States law of general application. Under current New York law, the maximum rate of interest, subject to some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

Interest Reset Dates. The interest rate of each Floating Rate Note may be reset daily, weekly, monthly, quarterly, semi-annually or annually, as we specify in the applicable pricing supplement. The interest rate in effect from the issue date to the first interest reset date for a Floating Rate Note will be the initial interest rate, as specified in the applicable pricing supplement or determined in accordance with the method specified in the applicable pricing supplement. The dates on which the interest rate for a Floating Rate Note will be reset will be specified in the applicable pricing supplement. We refer to each of these dates as an “interest reset date.”

If any interest reset date for any Floating Rate Note falls on a day that is not a Business Day for the Floating Rate Note, the interest reset date for the Floating Rate Note will be postponed to the next day that is a Business Day for the Floating Rate Note. However, in the case of a LIBOR Note, if the next Business Day is in the next succeeding calendar month, the interest reset date will be the immediately preceding Business Day.

Interest Determination Dates. The interest determination date for an interest reset date will be:

•	for a federal funds rate Note or a prime rate Note, the Business Day immediately preceding the interest reset date;

•	for a LIBOR Note, the second London Banking Day immediately preceding the interest reset date;

•	for a treasury rate Note, the day of the week in which the interest reset date falls on which Treasury bills, as defined below, of the applicable index maturity would normally be auctioned; and

•	for a Floating Rate Note for which the interest rate is determined by reference to two or more base rates, the interest determination date will be the most recent Business Day that is at least two Business Days prior to the applicable interest reset date for the Floating Rate Note on which each applicable base rate is determinable.

The “index maturity” is the period to maturity of the instrument for which the interest rate basis is calculated.

Treasury bills usually are sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction usually is held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is held on the preceding Friday, that preceding Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. The treasury rate will be determined as of that date, and the applicable interest rate will take effect on the applicable interest reset date.

Calculation Date. The calculation date for any interest determination date will be the date by which the calculation agent computes the amount of interest owed on a Floating Rate Note for the related interest period. The calculation date will be the earlier of:

(1) the tenth calendar day after the related interest determination date or, if that day is not a Business Day, the next succeeding Business Day, or

(2) the Business Day immediately preceding the applicable interest payment date, the maturity date or the redemption or prepayment date, as the case may be.

Interest Payments. Each interest payment due on an interest payment date or the maturity date will include interest accrued from and including the most recent interest payment date to which interest has been paid, or, if no interest has been paid, from the original issue date, to but excluding the next interest payment date or the maturity date, as the case may be (each such period, an “interest period”).

For each Floating Rate Note, the calculation agent will determine the interest rate for the applicable interest period and will calculate the amount of interest accrued during each interest period. Accrued interest on a Floating Rate Note is calculated by multiplying the principal amount of a Note by an accrued interest factor. This accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The daily interest factor will be computed and interest will be paid (including payments for partial periods) as follows:

•	for federal funds rate Notes, LIBOR Notes, prime rate Notes or any other Floating Rate Notes other than treasury rate Notes, the daily interest factor will be computed on the basis of the actual number of days in the relevant period divided by 360; and

•	for treasury rate Notes, the daily interest factor will be computed on the basis of the actual number of days in the relevant period divided by 365 or 366, as applicable.

All dollar amounts used in or resulting from any calculation on Floating Rate Notes will be rounded to the nearest cent, with one-half cent being rounded upward. Unless we specify otherwise in the applicable pricing supplement, all percentages resulting from any calculation with respect to a Floating Rate Note will be rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655).

In determining the base rate that applies to a Floating Rate Note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the descriptions below and/or in the applicable pricing supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant Floating Rate Notes and its affiliates.

At the request of the holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect for that Floating Rate Note and, if different, the interest rate that will become effective on the next interest reset date as a result of a determination made on the most recent interest determination date with respect to the Floating Rate Note.

LIBOR Notes. Each LIBOR Note will bear interest at the LIBOR base rate, adjusted by any spread or spread multiplier specified in the applicable pricing supplement. The LIBOR base rate will be the London interbank offered rate for deposits in U.S. dollars, as specified in the applicable pricing supplement. Except as provided below, LIBOR for each interest period will be calculated on the interest determination date for the related interest reset date.

As determined by the calculation agent, LIBOR for any interest determination date will be the arithmetic mean of the offered rates for deposits in U.S. dollars having the index maturity described in the applicable pricing supplement, commencing on the related interest reset date, as the rates appear on the Reuters LIBOR screen page designated in the applicable pricing supplement as of 11:00 A.M., London time, on that interest determination date, if at least two offered rates appear on the designated Reuters LIBOR screen page, except that, if the designated Reuters LIBOR screen page only provides for a single rate, that single rate will be used.

If fewer than two of the rates described above appear on that page or no rate appears on any page on which only one rate normally appears, then the calculation agent will determine LIBOR as follows:

•	The calculation agent will request on the interest determination date four major banks in the London interbank market, as selected and identified by us, which may include us, our affiliates, or affiliates of the agents to provide their offered quotations for deposits in U.S. dollars having an index maturity specified in the applicable pricing supplement commencing on the interest reset date and in a representative amount to prime banks in the London interbank market at approximately 11:00 A.M., London time.

•	If at least two quotations are provided, the calculation agent will determine LIBOR as the arithmetic mean of those quotations.

•	If fewer than two quotations are provided, the calculation agent will select and identify three major banks in New York City, which may include affiliates of the agents. On the interest reset date, those three banks will be requested by the calculation agent to provide their offered quotations for loans in U.S. dollars having an index maturity specified in the applicable pricing supplement commencing on the interest reset date and in a representative amount to leading European banks at approximately 11:00 A.M., New York City time. The calculation agent will determine LIBOR as the arithmetic mean of those quotations.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, LIBOR for that interest period will remain LIBOR then in effect on the interest determination date.

“Representative amount” means an amount that, in our judgment, is representative of a single transaction in the relevant market at the relevant time.

“Reuters page” means the display on the Thomson Reuters service, or any successor or replacement service (“Reuters”), on the page or pages specified in this prospectus or the applicable pricing supplement, or any successor or replacement page or pages on that service.

Treasury Rate Notes. Each treasury rate Note will bear interest at the treasury rate plus or minus any spread or multiplied by any spread multiplier described in the applicable pricing supplement. Except as provided below, the treasury rate for each interest period will be calculated on the interest determination date for the related interest reset date.

The “treasury rate” for any interest determination date will be the rate set at the auction of direct obligations of the United States (“Treasury bills”) having the index maturity described in the applicable pricing supplement, as specified under the caption “INVEST RATE” on the display on Reuters on screen page USAUCTION10 or USAUCTION11.

If the rate cannot be determined as described above, the treasury rate will be determined as follows:

(1) If the rate is not displayed on Reuters by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the bond equivalent yield, as defined below, of the auction rate of the applicable Treasury bills as announced by the U.S. Department of the Treasury.

(2) If the alternative rate referred to in (1) above is not announced by the U.S. Department of the Treasury, the treasury rate will be the bond equivalent yield of the rate on the particular interest determination date of the applicable Treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. government securities/Treasury bills (secondary market).”

(3) If the alternative rate referred to in (2) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate on the particular interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that interest determination date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the particular index maturity.

(4) If the dealers selected by the calculation agent are not quoting as mentioned in (3) above, the treasury rate will be the treasury rate in effect on the particular interest determination date.

The “bond equivalent yield” will be calculated using the following formula:

bond equivalent yield	=	D × N	x	100
360-(D × M)

where “D” refers to the applicable annual rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest period.

“H.15 Daily Update” means the daily update of selected U.S. government and Federal Reserve series, available through the website of the Board of Governors of the Federal Reserve System at www.federalreserve.gov/releases/h15/, or any successor site or publication.

Federal Funds Rate Notes. Each federal funds rate Note will bear interest at the federal funds rate plus or minus any spread or multiplied by any spread multiplier described in the applicable pricing supplement. Except as provided below, the federal funds rate for each interest period will be calculated on the interest determination date for the related interest reset date.

If “Federal Funds (Effective) Rate” is specified in the applicable pricing supplement, the federal funds rate for any interest determination date will be the rate on that date for U.S. dollar federal funds, as published in H.15 Daily Update under the heading “Federal funds (effective)” and displayed on Reuters on page FEDFUNDS1 under the heading “EFFECT”, referred to as “Reuters Page FedFunds1.” If this rate is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the related calculation date, or does not appear on Reuters Page FedFunds1, the federal funds rate will be the rate on that interest determination date as published in H.15 Daily Update, or any other recognized electronic source for the purposes of displaying the applicable rate, under the caption “Federal funds (effective).” If this alternate rate is not published in H.15 Daily Update, or other recognized electronic source for the purpose of displaying the applicable rate, by 3:00 P.M., New York City time, on the related calculation date, then the calculation agent will determine the federal funds rate to be the average of the rates for the last transaction in overnight U.S. dollar federal funds quoted prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York City, selected by the calculation agent. If fewer than three brokers selected by the calculation agent are so quoting, the federal funds rate will be the federal funds rate in effect on that interest determination date.

If “Federal Funds Open Rate” is specified in the applicable pricing supplement, the federal funds rate will be the rate on that interest determination date set forth under the heading “Federal Funds” opposite the caption “Open” and displayed on Reuters on Page 5, referred to as “Reuters Page 5,” or if that rate does not appear on Reuters Page 5 by 3:00 P.M., New York City time, on the related calculation date, the federal funds rate will be the rate on that interest determination date displayed on the FFPREBON Index page on Bloomberg L.P. (“Bloomberg”), which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg. If the alternate rate described in the preceding sentence is not displayed on the FFPREBON Index page on Bloomberg, or any other recognized electronic source for the purpose of displaying the applicable rate, by 3:00 P.M., New York City time, on the related calculation date, then the calculation agent will determine the federal funds rate to be the average of the rates for the last transaction in overnight U.S. dollar federal funds, quoted prior to 9:00 A.M., New York City time, on that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York City, selected by the calculation agent. If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate will be the federal funds rate in effect on that interest determination date.

If “Federal Funds Target Rate” is specified in the applicable pricing supplement, the federal funds rate will be the rate on that interest determination date for U.S. dollar federal funds displayed on the FDTR Index page on Bloomberg. If that rate does not appear on the FDTR Index page on Bloomberg by 3:00 P.M., New York City time, on the calculation date, the federal funds rate for the applicable interest determination date will be the rate for that day appearing on Reuters on page USFFTARGET=, referred to as “Reuters Page USFFTARGET=.” If that rate does not appear on the FDTR Index page on Bloomberg or is not displayed on Reuters Page USFFTARGET= by 3:00 P.M., New York City time, on the related calculation date, then the calculation agent will determine the federal funds rate to be the average of the rates for the last transaction in overnight U.S. dollar federal funds, quoted prior to 9:00 A.M., New York City time, on that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York City, selected by the calculation agent. If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate will be the federal funds rate in effect on that interest determination date.

Prime Rate Notes. Each prime rate Note will bear interest at the prime rate plus or minus any spread or multiplied by any spread multiplier described in the applicable pricing supplement. Except as provided below, the prime rate for each interest period will be calculated on the interest determination date for the related interest reset date.

The “prime rate” for any interest determination date will be the prime rate or base lending rate on that date, as published in H.15 Daily Update prior to 3:00 P.M., New York City time, on the related calculation date for that interest determination date under the heading “Bank prime loan.”

The following procedures will be followed if the prime rate cannot be determined as described above:

•	If the rate is not published in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying the applicable rate, by 3:00 P.M., New York City time, on the related calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on Reuters on page USPRIME1, as defined below, as that bank’s prime rate or base lending rate as in effect as of 11:00 A.M., New York City time, on that interest determination date.

•	If fewer than four rates appear on Reuters on page USPRIME1 for that interest determination date, by 3:00 P.M., New York City time, then the calculation agent will determine the prime rate to be the average of the prime rates or base lending rates furnished in New York City by three substitute banks or trust companies (all organized under the laws of the United States or any of its states and having total equity capital of at least $500,000,000) selected by the calculation agent.

•	If the banks selected by the calculation agent are not quoting as described above, the prime rate will remain the prime rate then in effect on the interest determination date.

“Reuters page USPRIME1” means the display designated as page “USPRIME1” on Reuters for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Indexed Notes

We may issue Indexed Notes, in which the amount of principal, premium, if any, interest, or other amounts payable, if any, is determined by reference, either directly or indirectly, to the price, performance or levels of one or more, or any combination of:

•	securities;

•	currencies or composite currencies;

•	commodities;

•	interest rates;

•	inflation rates;

•	stock or other indices;

•	other formulae, financial or market measures or reference assets;

in each case as specified in the applicable pricing supplement. In this prospectus, we may refer to these as “reference assets.”

Holders of some types of Indexed Notes may receive a principal amount at maturity that is greater than or less than the face amount of the Notes, depending upon the relative value at maturity of the reference asset or underlying obligation. The value of the applicable index will fluctuate over time.

We will provide the method for determining the principal, premium, if any, interest, or other amounts payable, if any, in respect of that Indexed Note, certain historical information with respect to the specified index or indexed items and specific risk factors relating to that particular type of Indexed Note in the applicable pricing supplement. The applicable pricing supplement also will describe the tax considerations associated with an investment in the Indexed Notes if they differ from those described in the section entitled “U.S. Federal Income Tax Consequences” beginning on page 42.

The applicable pricing supplement for Indexed Notes also will identify the calculation agent that will calculate the amounts payable with respect to the Indexed Notes. Upon the request of the holder of an Indexed Note, the calculation agent will provide, if applicable, the current index, principal, premium, if any, rate of interest, interest payable, or other amounts payable, if any, in connection with the Indexed Note.

An Indexed Note may provide either for cash settlement or for physical settlement by delivery of the indexed security or securities, or other securities of the types listed above. An Indexed Note also may provide that the form of settlement may be determined at our option or the holder’s option. Some Indexed Notes may be exchangeable prior to maturity, at our option or the holder’s option, for the related securities.

Subsidiary Guarantee

The Company’s payment obligations under the Notes of each offering will be guaranteed on a senior unsecured basis by AmeriCredit Financial Services, Inc. and any future Guarantor until the occurrence of a Guarantee Termination Event. The Subsidiary Guarantee will rank pari passu with the guarantees of the Existing 2017 Notes, the Existing 2018 Notes and any guarantees of our other senior notes. The obligations of each Guarantor under the Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to void the Notes and the guarantee and require noteholders to return payments received from us or the guarantor.” The Indenture provides that the Subsidiary Guarantee of a Guarantor shall be released:

(a)	when a Guarantee Termination Event has occurred;

(b)	when all of the shares of stock of such Guarantor are sold, exchanged or otherwise disposed of to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company;

(c)	in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale, exchange or other disposition of all of the Capital Stock of such Guarantor, in each case following which such Guarantor is no longer a Restricted Subsidiary of the Company; or

(d)	upon any Legal Defeasance or Covenant Defeasance.

From such time that the Subsidiary Guarantee of a Guarantor is released, no Note that may thereafter be issued will be guaranteed by AmeriCredit Financial Services, Inc. or any other Subsidiaries unless otherwise specified in the applicable pricing supplement.

The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not the Guarantor is the surviving Person), another Person or entity whether or not affiliated with the Guarantor unless either:

(i)	(A) subject to the provisions of clause (ii) below, the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) assumes all of the obligations of that Guarantor pursuant to a supplemental indenture, under the Notes and the Indenture; and (B) immediately after giving effect to such transaction, no Default or Event of Default exists; or

(ii)	the Subsidiary Guarantee of such Guarantor is to be released in accordance with the preceding paragraph in connection with such consolidation or merger.

The Existing 2017 Notes and the Existing 2018 Notes mature on August 15, 2017 and June 1, 2018 respectively, and when, among other things, such notes are discharged, as anticipated, on or before their respective stated maturity dates, all guarantees of the Notes (including the AFSI guarantee) will be automatically and unconditionally released and discharged.

“Guarantee Termination Event” means the first date following the date of the Indenture when (i) no Guarantor guarantees the Existing 2017 Notes and the Existing 2018 Notes and (ii) no Guarantor is an issuer or guarantor of any Triggering Indebtedness (other than any guarantee of Triggering Indebtedness that is being concurrently released). For purposes of clause (ii) of this definition, a Guarantor’s guarantee of any Triggering Indebtedness shall be deemed to be concurrently released when all of the conditions for the release of such guarantee are satisfied, other than for any condition related to the concurrent release of the Guarantor’s guarantee of any other Triggering Indebtedness. Upon the satisfaction of all of such conditions not related to the concurrent release of any guarantees of any other Triggering Indebtedness, a Guarantor’s guarantee of any Triggering Indebtedness and the Guarantee hereunder shall be deemed to be concurrently released and the conditions of clause (ii) shall be deemed to be satisfied.

“Guarantor” means AmeriCredit Financial Services, Inc., a Delaware corporation, and each other Restricted Subsidiary that becomes a Guarantor in accordance with the terms of the Indenture.

“Triggering Indebtedness” means any Indebtedness incurred after the date of the Base Indenture to the extent that the principal amount of such Indebtedness exceeds $100 million; provided, however, that “Triggering Indebtedness” shall not include: (i) Indebtedness that is or would be permitted to be secured by a Permitted Lien (whether or not such Indebtedness is in fact so secured); (ii) Indebtedness owed to the Company or a Restricted Subsidiary; (iii) Acquired Indebtedness; and (iv) Indebtedness incurred for the purpose of extending, renewing or replacing in whole or in part Indebtedness permitted by any of clauses (i) through (iii) above.

Redemption and Repayment

Unless we otherwise provide in the applicable pricing supplement, the Notes will not be redeemable or repayable prior to their stated maturity dates.

If the applicable pricing supplement states that the Note is redeemable at our option prior to its stated maturity date, then on the date or dates specified in the supplement, we may redeem any of those Notes, either in whole or from time to time in part, by giving written notice to the holder of the Note being redeemed at least 30 but not more than 60 days before the redemption date or dates specified in that supplement.

If the applicable pricing supplement states that your Note is repayable at your option prior to its stated maturity date, we will require receipt of notice of the request for repayment at least 30 but not more than 60 days prior to the date or dates specified in that supplement. We also must receive the completed form entitled “Option to Elect Repayment.” Exercise of the repayment option by the holder of a Note will be irrevocable.

Since the Notes will be represented by a Global Note (as defined below), DTC (as the depository) or its nominee will be treated as the holder of the Notes; therefore DTC or its nominee will be the only entity that receives notices of redemption of Notes from us, in the case of our redemption of Notes, and will be the only entity that can exercise the right to repayment of Notes, in the case of optional repayment. See “—Global Notes” beginning on page 35.

To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a Note, the beneficial owner of such interest must instruct the broker or other direct or indirect participant through which it holds a beneficial interest in the Note to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds the beneficial interest in a Note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the Notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

The actual redemption or repayment of a Note normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the applicable pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the Note plus accrued and unpaid interest to the date or dates of redemption or repayment. Notes will not be redeemed in part in increments less than their minimum denominations.

We may at any time purchase Notes, including those otherwise tendered for repayment by a holder, or a holder’s duly authorized representative through the exercise of the Survivor’s Option described below, at any price or prices in the open market or otherwise. If we purchase Notes in this manner, we will have the discretion to either hold or resell these Notes or surrender these Notes to the Trustee for cancellation.

Survivor’s Option

The “Survivor’s Option” is a provision in a Note in which we agree to repay that Note, if requested by the authorized representative of the beneficial owner of that Note, following the death of the beneficial owner of the Note, so long as the Note was acquired by the beneficial owner at least six months prior to the request and certain documentation requirements are satisfied. Unless otherwise stated in the applicable pricing supplement, the Survivor’s Option will apply to the Notes.

If the Survivor’s Option is applicable to a Note, upon the valid exercise of the Survivor’s Option and the proper tender of the Note for repayment, we will repay that Note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner’s beneficial interest in the Note plus any accrued and unpaid interest to the date of repayment.

To be valid, within one year of the date of the death of the deceased beneficial owner, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the Note under the laws of the applicable jurisdiction (including, without limitation, the personal representative of or the executor of the estate of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner).

A beneficial owner of a Note is a person who has the right, immediately prior to such person’s death, to receive the proceeds from the disposition of that Note, as well as the right to receive payment of the principal of the Note.

The death of a person holding a beneficial ownership interest in a Note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, will be deemed the death of a beneficial owner of that Note, and the entire principal amount of the Note held in this manner will be subject to repayment by us upon exercise of the Survivor’s Option. However, the death of a person holding a beneficial ownership interest in a Note as tenant in common with a person other than such deceased holder’s spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the Note, and only the deceased beneficial owner’s percentage interest in the principal amount of the Note will be subject to repayment.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a Note will be deemed the death of the beneficial owner of that Note for purposes of the Survivor’s Option, regardless of whether that beneficial owner was the registered holder of the Note, if the beneficial ownership interest can be established to the satisfaction of the Trustee and us. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, the beneficial ownership interest in a Note will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interest in that Note during his or her lifetime.

We have the discretionary right to limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option will be accepted by us from all authorized representatives of deceased beneficial owners in any calendar year to an amount equal to the greater of (i) $2,000,000 or (ii) 2% of the principal amount of all Notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit the aggregate principal amount of Notes as to which exercises of the Survivor’s Option will be accepted by us from the authorized representative for any individual deceased beneficial owner of Notes in any calendar year to $250,000. In addition, we will not permit the exercise of the Survivor’s Option for a principal amount less than $1,000, and we will not permit the exercise of the Survivor’s Option if such exercise will result in a Note with a principal amount of less than $1,000 outstanding. If, however, the original principal amount of a Note was less than $1,000, the authorized representative of the deceased beneficial owner of the Note may exercise the Survivor’s Option, but only for the full principal amount of the Note.

An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. An election to exercise the Survivor’s Option will be accepted in the order that it was received by the Trustee, except for any Note the acceptance of which would contravene any of the limitations described above. Notes accepted for repayment through the exercise of the Survivor’s Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a Note tendered pursuant to a valid exercise of the Survivor’s Option is May 1, 2017, and interest on that Note is paid monthly, we would normally, at our option, repay or repurchase that Note on the interest payment date occurring on June 15, 2017, because the May 15, 2017 interest payment date would occur less than 20 days from the date of acceptance. Each tendered Note that is not accepted in a calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such Notes were originally tendered. If a Note tendered through a valid exercise of the Survivor’s Option is not accepted, the Trustee will deliver a notice by first-class mail to the registered holder, at that holder’s last known address as indicated in the note register, that states the reason that Note has not been accepted for repayment.

Since the Notes will be represented by a Global Note, DTC, as depository, or its nominee will be treated as the holder of the Notes and will be the only entity that can exercise the Survivor’s Option for such Notes. To obtain repayment of a Note pursuant to exercise of the Survivor’s Option, the deceased beneficial owner’s authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the Note is held by the deceased beneficial owner within one year of the date of death of the beneficial owner:

•	a written instruction to such broker or other entity to notify DTC of the authorized representative’s desire to obtain repayment pursuant to exercise of the Survivor’s Option;

•	appropriate evidence satisfactory to the Trustee that:

(a)	the deceased was the beneficial owner of the Note at the time of death and his or her interest in the Note was acquired by the deceased beneficial owner at least six months prior to the request for repayment,

(b)	the death of the beneficial owner has occurred and the date of death, and

(c)	the representative has authority to act on behalf of the deceased beneficial owner;

•	if the beneficial interest in the Note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the Trustee from the nominee attesting to the deceased’s beneficial ownership of that Note;

•	a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., or FINRA, or a commercial bank or trust company having an office or correspondent in the United States;

•	if applicable, a properly executed assignment or endorsement;

•	tax waivers and any other instruments or documents that the Trustee reasonably requires in order to establish the validity of the beneficial ownership of the Note and the claimant’s entitlement to payment; and

•	any additional information the Trustee requires to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the Note.

In turn, the broker or other entity will deliver each of these items to the Trustee and will certify to the Trustee that the broker or other entity represents the deceased beneficial owner.

We retain the right to limit the aggregate principal amount of Notes for which exercises of the Survivor’s Option will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor’s Option will be determined by us, in our sole discretion, which determination will be final and binding on all parties. For the avoidance of doubt, we also retain the right to reject in our sole discretion any exercise of the Survivor’s Option where the deceased held no or only a minimal beneficial ownership interest in the Notes and entered into arrangements with third parties in relation to the notes prior to death for the purpose of permitting or attempting to permit those third parties to directly or indirectly benefit from the exercise of the Survivor’s Option.

The broker or other entity will be responsible for disbursing payments received from the Trustee to the authorized representative. See “—Global Notes” beginning on page 35.

Forms for the exercise of the Survivor’s Option are attached to the Indenture which is an exhibit to the registration statement of which this prospectus is a part.

Certain Covenants

Liens

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur or assume any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Merger, Consolidation or Sale of Assets

The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person or entity unless (i) the Company is the surviving entity or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all of the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture; and (iii) immediately after such transaction no Default or Event of Default exists.

Information Rights

The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the holders of Notes and the Trustee (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, the Company will file or cause to be filed a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. To the extent any such information, reports or other documents are filed electronically on the SEC’s Electronic Data Gathering and Retrieval System (or any successor system), such filing shall be deemed to be delivered to the holders of Notes and the Trustee.

Additional Guarantees

The Indenture requires each Restricted Subsidiary of the Company (other than a Non-Domestic Entity) that issues or guarantees any Triggering Indebtedness to provide a Subsidiary Guarantee; provided, that the Subsidiary Guarantee of any Restricted Subsidiary that becomes a Guarantor under this covenant shall be automatically discharged and released as provided above under “Subsidiary Guarantee.” The foregoing covenant shall terminate upon the occurrence of a Guarantee Termination Event.

Events of Default

The term “Event of Default,” when used in the Indenture, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the Notes, the extension will not be a failure to pay interest;

•	failure to pay when due (at maturity, upon redemption or otherwise) the principal of, or premium on, if any, any Note of such series, and continuance of such default for a period of more than three (3) Business Days;

•	failure on our part to comply with any other covenant or agreement in the Indenture for 90 days after we have received written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding affected by the failure to comply in the manner specified in the Indenture;

•	events of bankruptcy, insolvency or reorganization of our Company or any applicable guarantor;

•	any guarantee by any guarantor being held unenforceable or invalid, or any guarantor denying or disaffirming its obligations under its guarantee, except as permitted by the Indentures; or

•	any other Event of Default provided in the applicable resolution of the Board of Directors or the pricing supplement under which we issue a series of Notes.

If an Event of Default occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series may declare the entire principal amount of all the Notes of that series to be due and payable immediately, except that, if the Event of Default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the Notes will become due and payable immediately without any act on the part of the Trustee or holders of the Notes. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding Notes of that series can, subject to conditions, rescind the declaration.

The Indenture requires us and any guarantor to file an officers’ certificate with the Trustee each year regarding compliance with the terms of the Indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the Trustee a statement specifying such Default or Event of Default.

The holders of a majority in aggregate principal amount of the then outstanding Notes of any series so affected (with each series treated as a separate class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee will be required, in the exercise of its respective power, to use the degree of care and skill of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee written security and indemnity satisfactory to the Trustee against any loss, liability or expense.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations, covenants or agreements of the Company or any Guarantors under the Notes, the Indenture, any Guarantee or for any claim based on, in respect of, or by reason of, such obligations, covenants or agreements or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of the obligations of the Company and the Guarantor discharged with respect to the outstanding Notes of any series (“Legal Defeasance”) except for (i) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company’s obligations with respect to such series of Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantor released with respect to certain covenants that are described in the Indenture as it relates to any series of Notes (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes of such series. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes of such series.

In order to exercise either Legal Defeasance or Covenant Defeasance as it relates to any series of Notes, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes of such series, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes of such series on the stated maturity date or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes of such series are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel confirming that the holders of the outstanding Notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; (vii) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes of such series over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company; and (viii) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

Modification and Waiver of the Indenture

Without the consent of any holders of the Notes, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture that may be defective or inconsistent with any other provision contained herein or in any supplemental indenture;

•	to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Notes, any property or assets and to secure, or, if applicable, provide additional security for, any Notes and to provide for matters relating thereto, and to provide for the release of any collateral as security for any Notes;

•	to evidence the succession of another entity to our Company and the assumption of our covenants by the successor;

•	to add one or more covenants for the benefit of the holders of all or any series of Notes;

•	to add any additional Events of Default for all or any series of Notes;

•	to establish the form or terms of Notes of any series;

•	to add to or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons or to permit or facilitate the issuance of Notes in uncertificated form;

•	to evidence and provide for the acceptance of appointment of a separate or successor trustee or to comply with the rules of any applicable securities depository;

•	to change or eliminate any provision of the Indenture, provided that any such change or elimination shall not apply to any outstanding security of any series issued prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not materially adversely affect the legal rights under the Indenture of any holder of the Notes;

•	to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Notes, or any tranche thereof, pursuant to the terms of the Indenture, provided that any such action shall not adversely affect the interests of the holders of Notes of such series or tranche or any other series of Notes in any material respect;

•	to add any Person as an additional Guarantor under the Indenture, to add additional Guarantees or additional Guarantors in respect of any outstanding securities under the Indenture, or to evidence the release and discharge of any Guarantor from its obligations under its Guarantees of any securities and its obligations under the Indenture in respect of any securities in accordance with the terms of the Indenture or any supplemental indenture;

•	to conform the text to any provision of the “Description of Notes” in this prospectus to the extent that such provision was intended to be a verbatim recitation of a provision set forth in the indenture or any amendment or supplement to the Indenture or any amendment or supplement to the Indenture;

•	to comply with the requirements of the SEC to maintain the qualification of the indentures under the Trust Indenture Act; or

•	to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect in any material respect the interests of the holders of any Notes of any series outstanding on the date of such supplemental indenture.

Except as provided above, the consent of the holders of a majority in aggregate principal amount of the Notes of each series affected by such supplemental indenture (voting together as a single class) is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Indenture or Notes pursuant to a supplemental indenture. However, no amendment may, without the consent of the holder of each outstanding Note directly affected thereby:

•	reduce the principal amount of Notes of that series whose holders must consent to an amendment, supplement or waiver of or with respect to the applicable indenture;

•	reduce the principal or change the fixed maturity of any Note of that series;

•	reduce the rate or extend the time for payment of interest, including default interest, on any Note of that series;

•	alter any of the provisions with respect to the redemption of the Notes of any series;

•	waive a default in the payment of the principal of, or any premium or interest on, any Note (except a rescission of acceleration of the Notes of any series by the holders of at least a majority in aggregate principal amount of the then-outstanding Notes of that series and a waiver of the payment default that resulted from such acceleration);

•	make any of the Notes payable in any currency other than that stated in the Notes of that series;

•	make any change to certain provisions of the Indenture relating to, among other things: (i) the right of holders of Notes to receive payment of the principal of, or any premium or interest on, Notes and to institute suit for the enforcement of any such payment; (ii) waivers of past defaults; and (iii) amendments and waivers that require the consent of each affected holder;

•	waive a redemption payment with respect to any Note;

•	in the case of any Note that is subject to a Guarantee, release the Guarantor of such Guarantee from any of its obligations under such Guarantee, except in accordance with the terms of the Indenture or in any supplemental indenture relating to the Notes of any series; or

•	make any change in the ranking or priority of any Note that would adversely affect the holders of such Note.

A supplemental indenture which changes or eliminates any provision of the Indenture expressly included solely for the benefit of holders of Notes of one or more particular series of Notes will be deemed not to affect the rights under the Indenture of the holders of Notes of any other series.

The holders of at least a majority in aggregate principal amount of the Notes of any series may, on behalf of the holders of all Notes of such series, waive our compliance with certain restrictive provisions of the Indenture. The holders of not less than a majority in aggregate principal amount of the outstanding Notes of any series may, on behalf of the holders of all Notes of such series, waive any past default and its consequences under the Indenture with respect to the Notes of such series, except a default in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to Notes of such series.

Global Notes

The Notes of a series may be issued in whole or in part in global form that will be deposited with a depositary or with a nominee for the depositary identified in the applicable pricing supplement. In such case, one or more registered global notes (each, a “Global Note”) will be issued in a denomination or aggregate denominations equal to the portion of the total principal amount of outstanding Notes of the series to be represented by such registered Global Note or Notes. Unless and until it is exchanged in whole or in part for Notes in definitive form, a registered Global Note may not be registered for transfer or exchange except as a whole by the depositary, the depositary’s nominee or their respective successors.

The specific terms of the depositary arrangement with respect to any portion of a series of Notes to be represented by a registered Global Note will be described in the applicable pricing supplement. We expect that the following provisions will apply to depositary arrangements.

Upon the issuance of any registered Global Note, and the deposit of such Note with or on behalf of the appropriate depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such registered Global Note to the accounts of institutions or participants that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the Notes or by us, if we offer and sell such Notes directly.

Ownership of beneficial interests in a registered Global Note will be limited to participants of the depositary (which are usually large investment banks, retail brokerage firms, banks and other large financial institutions) and persons that hold interests through participants. Ownership of beneficial interests by participants in a registered Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary for that Note or its nominee. Ownership of beneficial interests in a registered Global Note by persons who hold through participants will be shown on, and the transfer of those ownership interests within that participant will be effected only through, records maintained by that participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. The preceding limitations and such laws may impair the ability to transfer beneficial interests in registered Global Notes.

So long as the depositary for a registered Global Note, or its nominee, is the registered owner of a registered Global Note, that depositary or nominee, as the case may be, will be considered the sole owner or holder of the

Notes represented by that registered Global Note. Unless otherwise specified in the applicable pricing supplement and except as specified below, owners of beneficial interests in a registered Global Note will not:

•	be entitled to have the Notes of the series represented by the registered Global Note registered in their names;

•	receive or be entitled to receive physical delivery of the Notes of such series in certificated form; or

•	be considered the holders of the Notes for any purposes under the Indenture.

Accordingly, each person owning a beneficial interest in a registered Global Note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indenture. Unless otherwise specified in the applicable pricing supplement, payments with respect to principal, premium and/or interest, if any, on Notes represented by a registered Global Note registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered Global Note.

We expect that the depositary for any Notes represented by a registered Global Note, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the registered Global Note as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in a registered Global Note held through participants will be governed by standing instructions and customary practices in the securities industry, as is now the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of such participants. Neither we nor the Trustee or any agent of ours will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a registered Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Unless otherwise specified in the applicable pricing supplement, if the depositary for any Notes represented by a registered Global Note is at any time unwilling or unable to continue as depositary, and a successor depositary is not appointed by us within 90 days, we will issue Notes in certificated form in exchange for the registered Global Note. In addition, the Indenture provides that we may at any time and in our sole discretion determine not to have any of the Notes of a series represented by one or more registered Global Notes and, in such event, will issue Notes of such series in certificated form in exchange for all of the registered Global Notes representing such Notes. Further, if we so specify with respect to the Notes of a series, an owner of a beneficial interest in a registered Global Note representing such series of Notes may receive, on terms acceptable to us and the depositary for such registered global security, Notes of such series in certificated form registered in the name of such beneficial owner or its designee.

Denominations, Registration and Transfer

The Notes will be issued only in fully registered form, without interest coupons and, unless otherwise indicated in the applicable pricing supplement, in denominations that are even multiples of $1,000. A direct holder may have his or her Notes broken into, or “exchanged” for, more Notes of smaller denominations or combined into fewer Notes of larger denominations, as long as the total principal amount is not changed.

A direct holder may exchange or transfer Notes at the office of the Trustee. The Trustee acts as our agent for registering Notes in the names of holders and transferring Notes. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also register transfers of the Notes.

A direct holder will not be required to pay a service charge to transfer or exchange Notes, but may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with the holder’s proof of ownership.

If we designate additional transfer agents, they will be named in the applicable pricing supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the Notes are redeemable and we redeem less than all of the Notes of a particular series, we may block the transfer or exchange of Notes during the period beginning 15 days before the selection of Notes for redemption and ending on the earliest date of notice of such redemption, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of Notes selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any Note being partially redeemed.

Governing Law

The Indenture is and the Notes (and any guarantees thereof) will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture. U.S. Bank National Association currently acts on other agreements with GM Financial in a variety of roles including as a bank, fiduciary and in an agency capacity and such relationships change from time to time.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding Notes of any series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee on behalf of the holders of Notes of such series, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Concerning the Paying Agents

We shall maintain one or more Paying Agents for the payment of principal of, and premium, if any, and interest, if any, on, the Notes. We have initially appointed U.S. Bank National Association as our Paying Agent for the Notes.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person, or Indebtedness incurred by such Person in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person or the acquisition of such assets, as the case may be.

“Bank Lines” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities with banks or other lenders providing for revolving credit loans and/or letters of credit.

“Board of Directors” means, when used with respect to the Company, the board of directors of the Company or any committee of that board duly authorized to act generally or in any particular respect for the Company hereunder or, when used with respect to any Guarantor, the board of directors of such Guarantor or any committee of that board duly authorized to act generally or in any particular respect for such Guarantor hereunder.

“Business Day,” except as specified otherwise, means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a Place of Payment are authorized or obligated by law, regulation or executive order to remain closed and, in the case of the Floating Rate Notes, is also a London Banking Day as defined in “Payment of Principal and Interest.”

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities and all goodwill, trade names, trademarks, unamortized debt discounts and expense and other like intangibles of the Company and its consolidated subsidiaries, all as set forth in the most recent balance sheet of the Company and its consolidated subsidiaries prepared in accordance with GAAP.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Company, any of its Restricted Subsidiaries, or any Receivables Entity for the purpose of providing credit support for one or more Receivables Entities or any of their respective securities, debt instruments, obligations or other Indebtedness.

“Default”means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Existing 2017 Notes” means the Company’s 4.75% Senior Notes due 2017, issued on August 16, 2012, pursuant to that certain indenture, dated as of August 16, 2012, among the Company, the Guarantor and Wells Fargo Bank, N.A., as trustee.

“Existing 2018 Notes” means the Company’s 6.75% Senior Notes due 2018, issued on June 1, 2011, pursuant to that certain indenture, dated as of June 1, 2011, among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee.

“GAAP”means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time and consistently applied.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates.

“Indebtedness”means, with respect to any Person, any indebtedness of such Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Non-Domestic Entity” means a Person not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Permitted Liens” means: (i) Liens existing on the date of the Indenture; (ii) Liens to secure securities, debt instruments or other Indebtedness of one or more Receivables Entities or guarantees thereof; (iii) Liens to secure Indebtedness under a Residual Funding Facility or guarantees thereof; (iv) Liens to secure Indebtedness and other obligations (including letter of credit indemnity obligations and obligations relating to expenses with respect to debt facilities) under Bank Lines or guarantees thereof; (v) Liens on spread accounts, reserve accounts and other credit enhancement assets, Liens on the Capital Stock of Subsidiaries of the Company substantially all of the assets of which are spread accounts, reserve accounts and/or other credit enhancement assets, and Liens on interests in one or more Receivables Entities, in each case incurred in connection with Credit Enhancement Agreements, Residual Funding Facilities or issuances of securities, debt instruments or other Indebtedness by a Receivables Entity; (vi) Liens on property existing at the time of acquisition of such property (including properties acquired through merger or consolidation); (vii) Liens securing Indebtedness incurred to finance the construction or purchase of property of the Company or any of its Subsidiaries (but excluding Capital Stock of another Person); provided that any such Lien may not extend to any other property owned by the Company or any of its Subsidiaries at the time the Lien is incurred, and the Indebtedness secured by the Lien may not be incurred more than 180 days after the later of the acquisition or completion of construction of the property subject to the Lien; (viii) Liens securing Hedging Obligations; (ix) Liens to secure any Refinancing Indebtedness incurred to refinance any Indebtedness and all other obligations secured by any Lien referred to in the foregoing clause (i); provided that such new Lien shall be limited to all or part of the same property or type of property that secured the original Lien and the Indebtedness secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (i) of this definition at the time the original Lien became a Permitted Lien; (x) Liens in favor of the Company or any of its Restricted Subsidiaries; (xi) Liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed five percent of Consolidated Net Tangible Assets; (xii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties); (xiii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (xiv) Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ and similar Liens, in each case for sums not yet overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (xv) Liens related to minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (xvi) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business; (xvii) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business; (xviii) purported Liens evidenced by filings of precautionary UCC financing statements relating solely to operating leases of personal property; (xix) Liens evidenced by UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business; (xx) Liens on accounts, payment intangibles, chattel paper, instruments and/or other Receivables granted in connection with sales of any of such assets; (xxi) Liens on Receivables and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing; and (xxii) Liens in favor of a Guarantor or any of its Subsidiaries.

“Permitted Receivables Financing” means any facility, arrangement, transaction or agreement (i) pursuant to which the Company or any Restricted Subsidiary finances the acquisition or origination of Receivables with, or sells Receivables that it has acquired or originated to, a third party on terms that the Board of Directors has concluded are customary and market-standard, and (ii) that grants Liens to, or permits filings of precautionary UCC financing statements by, the third party against the Company or its Restricted Subsidiaries, as applicable, under such facility, arrangement, transaction or agreement relating to the subject Receivables, related assets and/or proceeds.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government, governmental agency or political subdivision thereof or any other entity.

“Place of Payment” when used with respect to the Notes, shall mean the place or places where the principal of (and premium, if any, on) and interest, if any, on the Notes are payable, as specified as contemplated by the Indenture.

“Receivable” means each of the following: (i) any right to payment of a monetary obligation, including, without limitation, any promissory note, financing agreement, installment sale contract, lease contract, insurance and service contract, and any credit, debit or charge card receivable, and (ii) any assets related to such receivables, including, without limitation, any collateral securing, or property leased under, such receivables.

“Receivables Entity” means each of the following: (i) any Person (whether or not a Subsidiary of the Company) established for the purpose of transferring or holding Receivables or issuing securities, debt instruments or other Indebtedness backed by Receivables and/or Receivable-backed securities, regardless of whether such Person is an issuer of securities, debt instruments or other Indebtedness, and (ii) any Subsidiary of the Company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements, regardless of whether such Person is an issuer of securities, debt instruments or other Indebtedness.

“Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries.

“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to the Company or any Subsidiary based upon residual, subordinated or retained interests in Receivables Entities or any of their respective securities, debt instruments or other Indebtedness.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not a Receivables Entity or Non-Domestic Entity.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), (ii) any business trust in respect to which such Person or one or more of the other Subsidiaries of that Person (or a combination hereof) is the beneficial owner of the residual interest, and (iii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

U.S. FEDERAL INCOME TAX CONSEQUENCES

General

In the opinion of the Company’s counsel, the following summary describes the material U.S. federal income tax consequences of ownership and disposition of the Notes. This discussion applies only to Notes of a particular series that meet both of the following conditions:

•	they are purchased by initial investors at the “issue price” for that series, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Notes of that series is sold for money; and

•	they are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion applies to you only if you are a “U.S. Holder.” You are a “U.S. Holder” if you are a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	an entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special rules, such as:

•	a financial institution (such as a bank or an insurance company);

•	a tax-exempt organization;

•	a dealer in securities;

•	a person holding Notes as part of a “straddle” or an integrated transaction;

•	a person whose functional currency is not the U.S. dollar;

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes;

•	a U.S. expatriate; or

•	a person subject to the alternative minimum tax.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend upon your activities and the status of the partners. If you are a partner in a partnership holding Notes, you are urged to consult your tax adviser as to your particular U.S. federal income tax consequences of holding and disposing of the Notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which after the date of this prospectus may affect the tax consequences described herein, possibly on a retroactive basis.

This summary does not discuss any aspect of state, local, or non-U.S. taxation, or any U.S. federal tax considerations other than income taxation (such as estate or gift taxation or unearned income Medicare contribution taxation under Section 1411 of the Code).

If you are considering the purchase of Notes, you are urged to consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

This discussion is subject to any additional discussion regarding U.S. federal income taxation contained in the applicable pricing supplement.

Payments of Interest

Unless otherwise specified in the applicable pricing supplement and except as described below, interest paid on a Note generally will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. Special rules governing the treatment of interest paid with respect to OID Notes, Short-Term Notes and Floating Rate Notes (each as defined below) are described under “—OID Notes,” “—Short-Term Notes” and “—Floating Rate Notes” below.

OID Notes

A Note that has a “stated redemption price at maturity” that exceeds its issue price by more than a de minimis amount (described below) will be considered to have been issued with original issue discount for U.S. federal income tax purposes (an “OID Note”). The amount of original issue discount will equal the excess of the “stated redemption price at maturity” over the issue price. The “stated redemption price at maturity” of a Note equals the sum of all payments required under the Note other than payments of “qualified stated interest.” Qualified stated interest is stated interest unconditionally payable in cash or property (other than in our debt instruments) at least annually during the entire term of the Note and equal to the outstanding principal balance of the Note multiplied by a single fixed rate of interest or, subject to certain conditions, a rate of interest that is based on one or more indices. In the case of a Floating Rate Note that is an OID Note, the Treasury regulations that apply to determine the amount of interest, if any, that is treated as qualified stated interest, and that describe the method of calculating and accruing original issue discount on the Note, will be discussed in the applicable pricing supplement.

A Note will not be considered to have been issued with original issue discount if the amount of the original issue discount is less than a de minimis amount defined by applicable Treasury regulations, generally, 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity (or in the case of a Note providing for payments prior to maturity of amounts other than qualified stated interest, the “weighted average maturity” as defined by applicable Treasury regulations). If you hold a Note with a less than de minimis amount of original issue discount, you will generally include this original issue discount in income as capital gain on a pro rata basis as principal payments are made on the Note.

If you hold an OID Note that is not a Short-Term Note, you will be required to include qualified stated interest in income as described above under “—Payments of Interest,” and original issue discount in income as it accrues, in accordance with a constant-yield method based on a compounding of interest, generally before the receipt of cash payments attributable to this income. Under this method, you generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

You may make an election (a “Constant-Yield Election”) to include in income all interest that accrues on a Note (including stated interest, original issue discount and de minimis original issue discount) in accordance with a constant-yield method based on the compounding of interest. If you are considering making the election, you should consult your tax adviser with respect to the rules applicable to the election.

Short-Term Notes

Under the applicable Treasury regulations, a Note that matures (after taking into account the last possible date that the Note could be outstanding under its terms) one year or less from its date of issuance (a “Short-Term Note”) will be treated as being issued with original issue discount, the amount of which will be equal to the excess of the sum of all payments (including stated interest, if any) on the Short-Term Note over its issue price. In general, if you are a cash-method holder of a Short-Term Note, you will not be required to accrue original issue discount on a Short-Term Note for U.S. federal income tax purposes unless you elect to do so. If you do not make this election, you should include the stated interest payments on a Short-Term Note, if any, as ordinary interest income at the time they are received. If you make the election or you are an accrual-method holder, you will be required to include in income original issue discount on the Short-Term Note as it accrues on a straight-line basis, unless you elect to use the constant-yield method (based on daily compounding).

Upon a sale, exchange, retirement or other disposition of a Short-Term Note, any gain you recognize should be treated as ordinary income to the extent of the original issue discount accrued, if any, on a straight-line basis (or, if elected, according to a constant-yield method based on daily compounding) and otherwise as short-term capital gain. Any loss you recognize will be treated as short-term capital loss. If you are a cash-method taxpayer and you do not make the election to include the original issue discount in income on an accrual basis, you will be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the Short-Term Note until you include the original issue discount on the Short-Term Note in income. You should consult your tax adviser regarding these deferral rules.

Floating Rate Notes

Unless otherwise provided in the applicable pricing supplement, it is expected, and this discussion assumes, that a Floating Rate Note will qualify as a “variable rate debt instrument.” Under the applicable Treasury regulations, special rules apply for purposes of determining whether a variable rate debt instrument is issued with original issue discount. In general, for this purpose, a variable rate debt instrument may be required to be converted into an equivalent fixed rate debt instrument and then analyzed under the rules described above in “—OID Notes.” You should consult your tax adviser with respect to the method of converting a variable rate debt instrument into a fixed rate debt instrument and the application of these rules. Other than amounts treated as original issue discount, all stated interest that is unconditionally payable in cash or in property (other than our debt instruments) will constitute qualified stated interest and will be taxed as described above in “—Payments of Interest.” If a Floating Rate Note does not qualify as a “variable rate debt instrument,” the Floating Rate Note will be treated as a “contingent payment debt instrument,” the treatment of which will be described in the applicable pricing supplement.

Redeemable Notes

We may have the option to redeem certain Notes prior to the Maturity Date, or you may have the option to require the Notes to be repaid prior to the Maturity Date. Notes containing these features may be subject to rules that differ from the general rules discussed above. Any additional U.S. federal income tax consequences arising as a result of the existence of these features with respect to a series of Notes will be discussed in the applicable pricing supplement. If you intend to purchase Notes with these features, you should carefully examine the applicable pricing supplement and consult your tax adviser with respect to these features.

Sale, Exchange, Retirement or Other Disposition

Upon the sale, exchange, retirement or other disposition of a Note, you will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other disposition and your adjusted tax basis in the Note. Your adjusted tax basis in a Note will equal your cost of the Note, increased by the amounts of any original issue discount that you previously included in income with respect to the Note and reduced by any principal payments you received and any other payments previously made to you that did not constitute qualified stated interest. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest, as described under “—Payments of Interest” above.

Subject to the discussion above under the caption “—Short-Term Notes,” gain or loss realized on the sale, exchange, retirement or other disposition of a Note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition the Note has been held for more than one year. If you are a noncorporate U.S. Holder, any long-term capital gain you recognize is subject to a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns may be filed with the Internal Revenue Service (“IRS”) in connection with payments on the Notes (including original issue discount) and the proceeds from a sale, exchange, retirement or other disposition of the Notes. You will be subject to backup withholding on these payments if you fail timely to provide your correct taxpayer identification number and comply with certain certification procedures unless you otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

DESCRIPTION OF GUARANTEES OF NOTES

AmeriCredit Financial Services, Inc., one of our subsidiaries, may issue guarantees of Notes that we offer in any pricing supplement. Each guarantee, if any, will be issued under a supplement to the Indenture or pursuant to a guarantee in a form prescribed by the Indenture. The pricing supplement relating to a particular issue of guarantees will describe the terms of those guarantees, which may include, without limitation, one or more of the following:

•	the series of Notes to which the guarantees apply;

•	whether the guarantees are senior or subordinate to other guarantees or debt;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

PLAN OF DISTRIBUTION

Under the terms of the Selling Agent Agreement dated June 21, 2017, the Notes will be offered on a delayed or continuous basis through Incapital LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Clearing Services, LLC, who have agreed to use their reasonable efforts to solicit purchases of the Notes. We may also appoint additional Agents to solicit sales of the Notes and any solicitation and sale of the Notes by such additional Agents will be substantially on the same terms and conditions to which the Agents have agreed. We will pay the Agents a gross selling concession to be divided among themselves as we shall agree. The concession will be payable to the Purchasing Agent in the form of a discount ranging from 0.300% to 3.150% of the non-discounted price for each Note sold. We will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each agent will have the right, in its reasonable discretion, to reject any proposed purchase in whole or in part. We can withdraw, cancel or modify the offer without notice.

In addition, we may sell Notes directly on our own behalf.

Following the solicitation of orders, the Agents, severally and not jointly, may purchase Notes from us through the Purchasing Agent as principal for their own accounts. Unless otherwise set forth in the applicable pricing supplement, the Notes will be resold to one or more investors and other purchasers at a fixed public offering price. In addition, the Agents may offer the Notes they have purchased as principal to other registered dealers in good standing. The Agents may sell Notes to any such dealer at a discount and, unless otherwise specified in the applicable pricing supplement, such discount allowed to any dealer will not, during the distribution of the Notes, be in excess of the discount to be received by such agent from the Purchasing Agent. The Purchasing Agent may sell Notes to any such dealer at a discount not in excess of the discount it received from us. After the initial public offering of Notes to be resold by an Agent to investors and other purchasers, we may change the public offering price (for Notes to be resold at a fixed public offering price), the concession and the discount.

Each Agent may be deemed to be an “underwriter” within the meaning of the Securities Act. We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.

The Notes may be offered for sale only in the United States where it is legal to make such offers. Only offers and sales of the Notes in the United States, as part of the initial distribution thereof or in connection with resales thereof under circumstances where the prospectus and the accompanying pricing supplement must be delivered, are made pursuant to the registration statement of which the prospectus, as supplemented by any pricing supplement, is a part.

Each Agent has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the Notes or possesses or distributes this prospectus or the accompanying pricing supplement and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and neither we nor any other agent will have responsibility therefore.

The Notes will not have an established trading market when issued. Unless otherwise stated in the applicable pricing supplement, we do not intend to apply for the listing of the Notes on any securities exchange in the United States, but have been advised by the Agents that the Agents intend to make a market in the Notes as permitted by applicable laws and regulations. The Agents may make a market in the Notes but are not obligated to do so and may discontinue any market-making at any time without notice. We cannot assure you as to the liquidity of any trading market for any Notes. All secondary trading in the Notes will settle in immediately available funds.

In connection with an offering of the Notes, the rules of the Securities and Exchange Commission permit the Purchasing Agent to engage in certain transactions that stabilize the price of the Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the Purchasing Agent creates a short position in the Notes in connection with an offering of the Notes (i.e., if it sells a larger principal amount of the Notes than is set forth on the cover page of the applicable pricing supplement), the Purchasing Agent may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The Purchasing Agent makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, the Purchasing Agent makes no representation that, once commenced, such transactions will not be discontinued without notice.

Some of the Agents and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the Agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the Agents or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such Agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The Agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Clearing Services, LLC act as lenders and/or as agents under our credit facilities. Certain of the Agents and certain of their affiliates may also have lending relationships with our ultimate parent, GM.

LEGAL MATTERS

The validity of the Notes offered pursuant to this prospectus will be passed upon for us by Hunton & Williams LLP, Dallas, Texas. Certain legal matters will be passed upon for the Agents by Davis Polk  & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of General Motors Financial Company, Inc. and subsidiaries incorporated in this prospectus by reference from the General Motors Financial Company, Inc.’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

Part II Information Not Required In Prospectus

ITEM 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred in connection with the offering described in the Registration Statement:

Securities and Exchange Commission registration fee	$	(a)
Printing and distribution expenses		(b)
Fees and expenses of Trustee		(b)
Legal fees and expenses (including FINRA / blue sky fees)		(b)
Accountants’ fees and expenses		(b)
Rating Agencies’ fees		(b)
Miscellaneous expenses		(b)

Total	$	(b)

(a)	Omitted because the registration fee is being deferred pursuant to Rule 456(b) and Rule 457(r).
(b)	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

ITEM 15.	Indemnification of Directors and Officers.

Section 8.101 of the Texas Business Organizations Code provides that a corporation may indemnify a governing person, or delegate, who was, is or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, if the person is found liable to the corporation, or if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Under Texas law, indemnification by the corporation is mandatory if the person is wholly successful on the merits or otherwise, in the defense of the proceeding.

Our Bylaws

Our Bylaws provide for indemnification of directors and officers to the fullest extent permitted by the Texas Business Organizations Code. Our Bylaws permit us to purchase and maintain liability, indemnification and/or other similar insurance. Our directors and officers are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities under the Securities Act.

ITEM 16.	Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

ITEM 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas on June 21, 2017.

GENERAL MOTORS FINANCIAL COMPANY, INC.

By:	/s/ Daniel E. Berce
Daniel E. Berce
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints jointly and severally, Daniel E. Berce, Chris A. Choate and Frank E. Brown III and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement on Form S-3 of General Motors Financial Company, Inc. and any and all amendments (including post-effective amendments) thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all which said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel E. Berce Daniel E. Berce	Director, President and Chief Executive Officer (Principal Executive Officer)	June 21, 2017

/s/ Chris A. Choate Chris A. Choate	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 21, 2017

/s/ Connie Coffey Connie Coffey	Executive Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	June 21, 2017

/s/ Daniel Ammann Daniel Ammann	Director	June 21, 2017

/s/ Charles K. Stevens III Charles K. Stevens III	Director	June 21, 2017

EXHIBIT INDEX

Exhibit Number	Exhibit
1.1*	Form of Selling Agent Agreement.

4.1	Second Amended and Restated Bylaws of the Company incorporated herein by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 21, 2016.

4.2	Amended and Restated Certificate of Formation of General Motors Financial Company, Inc. (formerly known as AmeriCredit Corp.) incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2010.

4.2.1	Certificate of Amendment to Amended and Restated Certificate of Formation of General Motors Financial Company, Inc. (formerly known as AmeriCredit Corp.) incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 21, 2016.

4.2.2	Certificate of Amendment to Amended and Restated Certificate of Formation of General Motors Financial Company, Inc. (formerly known as AmeriCredit Corp.) incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 28, 2017.

4.3*	Indenture, dated June 21, 2017, between the Company, the Guarantor and U.S. Bank National Association, as Trustee.

4.3.1*	Form of Notes in global form (included in Exhibit 4.3).

5.1*	Opinion of Hunton & Williams LLP.

12.1*	Calculation of Ratio of Earnings to Fixed Charges.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee with respect to the Indenture, dated as of June 14, 2017.

99.1*	Form of pricing supplement (included in Exhibit 1.1).

*	Filed herewith.